As filed with the Securities and Exchange Commission on
                                                        ------------------------
                         Registration No. 333-
                                              -------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                              ------------------

                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                                  6711                              41-0449260
(State or other jurisdiction of           (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)            Classification Code Number)               Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              ------------------

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

       Robert J. Kaukol                           Marcus A. Watts
     Norwest Corporation             Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P
       Norwest Center                        3400 Texas Commerce Tower
     Sixth and Marquette                             600 Travis
Minneapolis, Minnesota  55479-1026              Houston, Texas 77002

                              ------------------

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
     Title of Securities            Amount            Proposed Maximum       Proposed Maximum       Amount of
            to Be                    to Be             Offering Price            Aggregate         Registration
          Registered              Registered             Per Share            Offering Price           Fee
---------------------------------------------------------------------------------------------------------------
        Common Stock               9,000,000                N/A               $316,150,412(3)        $109,017
(par value $1-2/3 per share)(1)    Shares (2)
===============================================================================================================


(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purposes of computing the registration fee, in accordance with Rule 457(f), based upon (i) a maximum number of 8,515,836 outstanding shares of common stock of Victoria Bankshares, Inc. to be acquired by the registrant in the transaction described herein (assuming the exercise in full of all options, warrants, conversion rights and other rights with respect thereto), and (ii) the average of the high and low sales prices of the common stock of Victoria Bankshares, Inc. as reported on the Nasdaq National Market on February 12, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              NORWEST CORPORATION

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


      Form S-4 Item                                                Prospectus Heading
      -------------                                                ------------------
1.    Forepart of Registration Statement                           Outside Front Cover Page
      and Outside Front Cover Page of                              of Prospectus
      Prospectus

2.    Inside Front and Outside Back Cover                          Available Information;
      Pages of Prospectus                                          Incorporation of Certain
                                                                   Documents by Reference;
                                                                   Table of Contents

3.    Risk Factors, Ratio of Earnings to Fixed                     Summary
      Charges and Other Information

4.    Terms of the Transaction                                     The Merger; Norwest Capital
                                                                   Stock and Rights; Comparison
                                                                   of Rights of Holders of Victoria
                                                                   Common Stock and Norwest
                                                                   Common Stock

5.    Pro Forma Financial Information                              *

6.    Material Contracts with the Company                          The Merger
      Being Acquired

7.    Additional Information Required for                          *
      Reoffering by Persons and Parties
      Deemed to be Underwriters

8.    Interests of Named Experts and Counsel                       Legal Opinions

9.    Disclosure of Commission Position on                         *
      Indemnification for Securities Act
      Liabilities

10.   Information with Respect to S-3                              Summary; The Merger; Norwest
      Registrants                                                  Capital Stock and Rights;
                                                                   Comparison of Rights of Holders
                                                                   of Victoria Common Stock and
                                                                   Norwest Common Stock; Certain
                                                                   Regulatory Considerations

11.   Incorporation of Certain Information                         Incorporation of Certain
      by Reference                                                 Documents by Reference;
                                                                   Management of Norwest and
                                                                   Additional Information

12.   Information with Respect to S-2 or                           *
      S-3 Registrants

                              NORWEST CORPORATION

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

      Form S-4 Item                                                Prospectus Heading
      -------------                                                ------------------
13.   Incorporation of Certain Documents                           *
      by Reference

14.   Information with Respect to                                  *
      Registrants Other Than S-2 or S-3
      Registrants

15.   Information with Respect to S-3                              Incorporation of Certain
      Companies                                                    Documents By Reference

16.   Information with Respect to                                  *
      S-2 or S-3 Companies

17.   Information with Respect to Companies                        *
      Other Than S-2 or S-3 Companies

18.   Information If Proxies, Consents                             Meeting Information; The
      or Authorizations Are to Be Solicited                        Merger--No Dissenters' Rights;
                                                                   Management of Norwest and
                                                                   Additional Information

19.   Information If Proxies, Consents, or                         *
      Authorizations Are Not to Be Solicited
      in an Exchange Offer

---------------------

*Item is omitted because answer is negative or item is inapplicable.

                           VICTORIA BANKSHARES, INC.
                               ONE O'CONNOR PLAZA
                             VICTORIA, TEXAS 77902

                                                                          , 1996

Dear Shareholder:

     A special meeting of shareholders of Victoria Bankshares, Inc. ("Victoria")
will be held on             , 1996 to consider and vote upon a proposal to
approve the Agreement and Plan of Merger dated November 12, 1995 (the "Merger Agreement") among Victoria, Norwest Corporation ("Norwest") and a wholly-owned subsidiary of Norwest ("Sub") pursuant to which Sub will be merged with and into Victoria (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, Victoria will become a wholly-owned subsidiary of Norwest and holders of Victoria common stock will be entitled to receive 1.05 shares of Norwest common stock for each share of Victoria common stock.

     Victoria's board of directors has by unanimous vote of all directors present approved the Merger Agreement as being advisable and in the best interests of Victoria's shareholders and recommends that you vote for approval of the Merger Agreement. J.P. Morgan Securities Inc., Victoria's financial advisor in connection with the Merger, has rendered an opinion to Victoria's board of directors to the effect that as of the date hereof the consideration to be received by Victoria's common shareholders in the Merger is fair from a financial point of view.

     Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Merger and discusses the background and reasons for the Merger. Please carefully review and consider the information in the Proxy Statement-Prospectus. Additional information concerning Norwest, including its 1994 annual report on Form 10-K and its 1995 first, second and third quarter reports on Form 10-Q, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

     Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                            CHARLES R. HRDLICKA
                                            Chairman of the Board and
                                            Chief Executive Officer

                           VICTORIA BANKSHARES, INC.
                               ONE O'CONNOR PLAZA
                             VICTORIA, TEXAS 77902
                                 (512) 573-9432

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON                , 1996

                             ---------------------

     A special meeting (the "Special Meeting") of shareholders of Victoria Bankshares, Inc., a Texas corporation ("Victoria"), will be held at
                                                  , on             , 1996, at
  :   m., central standard time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated November 12, 1995 (the "Merger Agreement") among Victoria, Norwest Corporation ("Norwest") and Norwest Sub Corporation, a wholly-owned subsidiary of Norwest Corporation ("Sub"). The Merger Agreement provides for the merger of Sub with and into Victoria and for Victoria to become a wholly-owned subsidiary of Norwest. A copy of the Merger Agreement is attached as an appendix to the accompanying Proxy Statement-Prospectus.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record on the books of Victoria at the close of
business on             , 1996 will be entitled to vote at the Special Meeting
or any adjournments thereof.

     Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                            By Order of the Board of Directors

                                            GREGORY SPRAWKA
                                            Secretary

            , 1996

--------------------------------------------------------------------------------

     PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU
MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS
                      AT ANY TIME BEFORE IT IS EXERCISED.

           PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

--------------------------------------------------------------------------------

                               PROXY STATEMENT OF

                           VICTORIA BANKSHARES, INC.

                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON                , 1996
                             ---------------------

                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK
                             ---------------------

     This Proxy Statement-Prospectus is being furnished to holders of the common stock, par value $1.00 per share ("Victoria Common Stock"), of Victoria Bankshares, Inc., a Texas corporation ("Victoria"), in connection with the solicitation of proxies by the board of directors of Victoria (the "Victoria Board") for a special meeting of Victoria's shareholders to be held on
            , 1996 (the "Special Meeting").

     At the Special Meeting, Victoria's shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated November 12, 1995 (the "Merger Agreement") among Victoria, Norwest Corporation, a Delaware corporation ("Norwest"), and Norwest Sub Corporation, a Texas corporation and a wholly-owned subsidiary of Norwest ("Sub"), pursuant to which Sub will be merged with and into Victoria (the "Merger"). If the Merger is approved and becomes effective, Victoria will become a wholly-owned subsidiary of Norwest and, except with respect to fractional shares as described herein, each holder of Victoria Common Stock will be entitled to receive 1.05 shares of the common stock, par value $1 2/3 per share ("Norwest Common Stock"), of Norwest for each share of Victoria Common Stock. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference.

     Norwest will issue approximately 8,513,000 shares of Norwest Common Stock
in the Merger, representing approximately      % of the total shares of Norwest
Common Stock outstanding as of the date of this Proxy Statement-Prospectus.
Norwest has filed a registration statement on Form S-4 (File No. 333-      )
(the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering such shares under the Securities Act of 1933, as amended (the "Securities Act"). In addition to serving as the proxy statement in connection with the Special Meeting, this document constitutes the prospectus of Norwest filed as part of the Registration Statement.

     Norwest Common Stock trades on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX") under the symbol "NOB." The closing price of
Norwest Common Stock as reported on the NYSE Composite Tape on                ,
1996 was $          per share. Victoria Common Stock is traded in the
over-the-counter market and quoted on the Nasdaq National Market System under the symbol "VICT." The last reported sale price of Victoria Common Stock on
               , 1996 was $          per share.

     All information concerning Norwest contained in this Proxy
Statement-Prospectus has been provided by Norwest, and all information concerning Victoria contained in this Proxy Statement-Prospectus has been provided by Victoria.

     This Proxy Statement-Prospectus and the accompanying form of proxy are
first being mailed to shareholders of Victoria on or about             , 1996.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS
     ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
        SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
            INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             ---------------------

     The date of this Proxy Statement-Prospectus is                , 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    5
EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS.....................................    6
SUMMARY...............................................................................    7
  Parties to the Merger...............................................................    7
     Norwest..........................................................................    7
     Victoria.........................................................................    7
     Sub..............................................................................    8
  Special Meeting and Vote Required...................................................    8
  The Merger..........................................................................    8
     Effect of the Merger.............................................................    8
     Recommendation of Victoria's Board of Directors..................................    8
     Opinion of Victoria's Financial Advisor..........................................    9
     Conditions to the Merger; Termination of the Merger Agreement....................    9
     Regulatory Approvals.............................................................    9
     Effective Time and Closing of the Merger.........................................    9
     No Solicitation..................................................................    9
     Interests of Certain Persons in the Merger.......................................    9
     Directors and Officers of Victoria after the Merger..............................   10
     No Dissenters' Rights............................................................   10
     Certain U.S. Federal Income Tax Consequences.....................................   10
     Accounting Treatment.............................................................   10
  Market Information..................................................................   11
  Comparison of Rights of Holders of Victoria Common Stock and Norwest Common Stock...   11
  Comparative Per Common Share Data...................................................   11
  Selected Consolidated Financial Data................................................   12
     Norwest..........................................................................   13
     Victoria.........................................................................   15
MEETING INFORMATION...................................................................   16
  General.............................................................................   16
  Record Date; Voting Rights; Vote Required...........................................   16
  Voting and Revocation of Proxies....................................................   16
  Solicitation of Proxies.............................................................   17
THE MERGER............................................................................   18
  General.............................................................................   18
  Background and Reasons for the Merger...............................................   18
  Opinion of Victoria's Financial Advisor.............................................   20
  Merger Consideration................................................................   26
  No Dissenters' Rights...............................................................   26
  Surrender of Certificates...........................................................   26
  Conditions to the Merger............................................................   27
     Conditions to the Obligations of Norwest and Victoria............................   27
     Conditions to the Obligation of Norwest..........................................   27
     Conditions to the Obligation of Victoria.........................................   28
  Regulatory Approvals................................................................   28
  Conduct of Business Pending the Merger..............................................   28
  No Solicitation.....................................................................   29
  Certain Agreements..................................................................   30
  Termination of the Merger Agreement.................................................   30
     By Norwest or Victoria...........................................................   30

                                                                                        PAGE
                                                                                        ----
     By Norwest.......................................................................   30
     By Victoria......................................................................   30
     Definitions......................................................................   31
     Termination Fee..................................................................   32
  Amendment of the Merger Agreement...................................................   32
  Waiver of Performance of Obligations................................................   32
  Effect on Employee Benefit Plans....................................................   32
  Interests of Certain Persons in the Merger..........................................   32
  Certain U.S. Federal Income Tax Consequences........................................   34
  Resale of Norwest Common Stock......................................................   34
  Stock Exchange Listing..............................................................   35
  Accounting Treatment................................................................   35
  Expenses............................................................................   35
NORWEST CAPITAL STOCK AND RIGHTS......................................................   36
  General.............................................................................   36
  Norwest Common Stock................................................................   36
  Norwest Preferred Stock; Norwest Preference Stock...................................   37
  Rights Plan.........................................................................   37
  Dividend Reinvestment and Optional Cash Payment Plan................................   38
  Shares Registered under the Securities Act..........................................   38
COMPARISON OF RIGHTS OF HOLDERS OF VICTORIA COMMON STOCK AND NORWEST COMMON STOCK.....   39
  General.............................................................................   39
  Directors...........................................................................   39
  Amendment of Articles or Certificate of Incorporation and Bylaws....................   39
  Shareholder or Stockholder Approval of Mergers and Asset Sales......................   40
  Appraisal Rights....................................................................   40
  Special Meetings....................................................................   41
  Action Without a Meeting............................................................   41
  Limitation of Director Liability....................................................   41
  Indemnification of Officers and Directors...........................................   42
  Dividends...........................................................................   42
  Proposal of Business; Nomination of Director........................................   43
COMPARATIVE PER SHARE PRICES AND DIVIDENDS............................................   44
CERTAIN REGULATORY CONSIDERATIONS.....................................................   45
  General.............................................................................   45
  Dividend Restrictions...............................................................   45
  Holding Company Structure...........................................................   45
  Capital Requirements................................................................   46
  Federal Deposit Insurance Corporation Improvement Act of 1991.......................   47
  FDIC Insurance......................................................................   48
EXPERTS...............................................................................   49
LEGAL OPINIONS........................................................................   49
MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION......................................   49
APPENDIX A     AGREEMENT AND PLAN OF MERGER
APPENDIX B     OPINION OF J.P. MORGAN SECURITIES INC.

                             AVAILABLE INFORMATION

     Norwest and Victoria are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Commission.

     The reports, proxy statements and other information filed by Norwest and Victoria with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information filed by Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605. In addition, materials filed by Victoria are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, Victoria and the shares of Norwest Common Stock offered hereby. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached hereto as an appendix.

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN MADE OR AUTHORIZED BY NORWEST OR VICTORIA. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR VICTORIA SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement-Prospectus incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents as filed with the Commission (other than exhibits thereto not specifically incorporated by reference therein) are available without charge, upon written or oral request, in the case of documents relating to Norwest, to Laurel A. Holschuh, Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026, telephone (612) 667-8655 or, in the case of documents relating to Victoria, to Gregory Sprawka, Secretary, Victoria Bankshares, Inc., One O'Connor Plaza, Victoria, Texas 77902, telephone (512) 573-9432. In order to ensure timely delivery of the documents, any request
should be made by             , 1996 [five business days prior to date of
meeting].

     The following documents filed with the Commission by Norwest (File No. 1-2979) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

     1.   Norwest's Annual Report on Form 10-K for the year ended December 31,
          1994;

     2. Norwest's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

     3. Norwest's Current Reports on Form 8-K dated January 9, 1995, January 27, 1995, February 17, 1995, April 21, 1995, July 3, 1995, September
          13, 1995, October 4, 1995, November 1, 1995, January 24, 1996 and
          February, 1996.

     The following documents filed with the Commission by Victoria (File No. 0-8037) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus.

     1. Victoria's Annual Report on Form 10-K, as amended pursuant to Form 10-K/A, for the year ended December 31, 1994;

     2. Victoria's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

     3.   Victoria's Current Report on Form 8-K dated January 30, 1996.

     All documents filed by Norwest and Victoria with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

               EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS

     Victoria is incorporated under the laws of the state of Texas and is governed by the Texas Business Corporation Act and Victoria's articles of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "TBCA," "Victoria Articles" and "Victoria Bylaws," respectively). Norwest is incorporated under the laws of the state of Delaware and is governed by the Delaware General Corporation Law and Norwest's restated certificate of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "DGCL," "Norwest Certificate" and "Norwest Bylaws," respectively). The TBCA uses the term "shareholder" to refer to a holder of capital stock of a Texas corporation. The DGCL uses the term "stockholder" to refer to a holder of capital stock of a Delaware corporation. Accordingly, this Proxy Statement-Prospectus uses the term "shareholder" to refer to a holder of Victoria Common Stock and the term "stockholder" to refer to a holder of Norwest Common Stock.

     As used in this Proxy Statement-Prospectus, unless the context otherwise requires, "Norwest" means Norwest and its consolidated subsidiaries, "Sub" means Norwest Sub Corporation, a wholly-owned subsidiary of Norwest, "Victoria" means Victoria and its consolidated subsidiaries and the "Bank" means Victoria Bank & Trust Company, a wholly-owned subsidiary of Victoria.

                                    SUMMARY

     The following summary of certain information relating to the Merger is not intended to be complete and is qualified in all respects by the more detailed information contained or incorporated by reference in this Proxy Statement-Prospectus and the appendices hereto. Shareholders of Victoria are urged to read this Proxy Statement-Prospectus and the appendices hereto in their entirety.

PARTIES TO THE MERGER

     Norwest. Norwest is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment. At December 31, 1995, Norwest had consolidated total assets of $72.1 billion, total deposits of $42.0 billion and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, Norwest was the 13th largest commercial banking organization in the United States. Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including Victoria, having aggregate total assets at December 31, 1995 of $6.6 billion. In January 1996, Norwest Mortgage, Inc., a subsidiary of Norwest, signed a definitive agreement to acquire substantially all of the assets of Prudential Home Mortgage Company, Inc., including $40 billion of its servicing portfolio. Certain of these acquisitions were completed subsequent to December 31, 1995, and the others remain subject to regulatory approval and are expected to be completed by the end of the second quarter of 1996. No assurance can be given regarding the timing, the likelihood or the business or financial effect of any possible acquisition; however, none of these acquisitions is individually significant or material to the consolidated financial statements of Norwest. Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234. Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "SUMMARY -- Selected Consolidated Financial Data," "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "CERTAIN REGULATORY CONSIDERATIONS."

     Victoria. Victoria is a Texas corporation organized in 1973. It is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act. Substantially all of Victoria's revenues are derived from the Bank, an indirect wholly-owned banking subsidiary of Victoria.

     The Bank is a Texas banking association headquartered in Victoria, Texas, and a wholly-owned commercial bank subsidiary of Victoria Financial Services, Inc. The Bank wholly owns Central Computers, Inc. and Victoria Capital Corporation. The Bank conducts a general, full-service commercial and consumer banking business through 42 banking offices located in 33 communities and 22 counties in South Central Texas.

     On December 31, 1995, Victoria and its subsidiaries had consolidated assets of $2.0 billion, consolidated deposits of $1.7 billion and total shareholders' equity of $190.3 million. Additional information regarding Victoria is included in the Victoria documents incorporated by reference herein. See "AVAILABLE INFORMATION"; "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE,"
"SUMMARY -- Selected Consolidated Financial Data" and "RECENT DEVELOPMENTS".

     Sub. Sub was organized as a Texas corporation on November 16, 1995 solely for the purpose of effecting the Merger and the other transactions contemplated by the Merger Agreement. Sub has no assets or properties and has not conducted any business activities to date other than incident to its formation and in connection with the Merger.

SPECIAL MEETING AND VOTE REQUIRED

     Special Meeting. The Special Meeting will be held on             , 1996 at
               , Victoria, Texas for the purpose of voting on a proposal to approve the Merger Agreement. Only holders of record of Victoria Common Stock at
the close of business on             , 1996 (the "Record Date") will be entitled
to receive notice of and to vote at the Special Meeting. At such date, there
were           shares of Victoria Common Stock outstanding. Each share of
Victoria Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

     Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Victoria Common Stock. Certain shareholders of Victoria are obligated pursuant to agreements with Norwest, subject to certain conditions, to vote all shares of Victoria Common Stock held by them on the Record Date (an aggregate of 3,195,010, or approximately 38.4%, of the shares of Victoria Common Stock outstanding on the Record Date) in favor of approval of the Merger Agreement. See "THE MERGER -- Certain Agreements." Directors and executive officers of Victoria (other than the shareholders described in the preceding sentence) and their affiliates beneficially owned an aggregate of 29,925 shares (not including shares that may be acquired upon the exercise of stock options), or approximately 0.4% of the shares of Victoria Common Stock outstanding on the Record Date. Norwest beneficially owned 409,000 shares of Victoria Common Stock on the Record Date. If at least two-thirds of the votes eligible to be cast do not vote in favor of approval of the Merger Agreement, Victoria will continue to act as a separate entity and a going concern. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. See "MEETING INFORMATION -- Record Date; Voting Rights; Vote Required."

THE MERGER

     Effect of the Merger. If the Merger Agreement is approved and the Merger becomes effective, Sub will be merged with and into Victoria and Victoria, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. In the Merger, each outstanding share of Victoria Common Stock will be automatically converted into the right to receive 1.05 shares of Norwest Common Stock (the "Exchange Ratio"). In lieu of issuing fractional shares of Norwest Common Stock, Norwest will pay cash to the holders of Victoria Common Stock who would otherwise be entitled to receive fractional shares. See "THE MERGER--Merger Consideration."

     Recommendation of Victoria's Board of Directors. At a meeting of the Victoria Board held on November 12, 1995, after considering the terms and conditions of the Merger Agreement and obtaining the advice of its financial advisor, the Victoria Board by unanimous vote of all directors present approved the Merger Agreement. The Victoria Board believes that the Merger is advisable and in the best interests of Victoria and its shareholders and recommends that shareholders of Victoria vote "FOR" approval of the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Victoria Board in making its recommendation, see "THE
MERGER -- Background and Reasons for the Merger."

     Opinion of Victoria's Financial Advisor. The Victoria Board retained J.P. Morgan Securities Inc. ("J.P. Morgan") to act as financial advisor in connection with the Merger. J.P. Morgan has delivered its written opinion to the Victoria Board that, as of the date of this Proxy Statement-Prospectus, the Exchange Ratio is fair to the holders of Victoria Common Stock from a financial point of view. The opinion of J.P. Morgan is attached as Appendix B to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. For additional information, see "THE MERGER -- Opinion of Victoria's Financial Advisor."

     Conditions to the Merger; Termination of the Merger Agreement. The obligations of Norwest and Victoria to effect the Merger are subject to the satisfaction or, if permissible under the Merger Agreement, waiver of a number of conditions, in addition to approval of the Merger Agreement by Victoria's shareholders. The Merger Agreement allows one or more parties to the Merger to terminate the Merger Agreement if one or more of these conditions are not satisfied or waived. The Merger Agreement may also be terminated at any time prior to the Merger becoming effective by mutual consent of Norwest and Victoria and by either Norwest or Victoria if the Merger has not been effected on or before September 30, 1996 provided the party seeking to terminate the Merger Agreement is not then in default. In addition, the Merger Agreement may be terminated by Victoria if the Victoria Board receives a takeover proposal from a third party and determines that such proposal constitutes a Superior Proposal (as defined below). See "THE MERGER -- Conditions to the Merger" and
"-- Termination of the Merger Agreement."

     Regulatory Approvals. The Merger is subject to the approval of the Federal Reserve Board and the state of Texas, which are pending as of the date hereof. There can be no assurances that the necessary regulatory approvals will be obtained or as to the timing of or conditions placed on such approvals. See "THE MERGER -- Regulatory Approvals."

     Effective Time and Closing of the Merger. If the Merger Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective (the "Effective Time") upon the filing with the Texas Secretary of State of articles of merger relating to the Merger (the "Articles of Merger") and the issuance by the Texas Secretary of State of a certificate of merger acknowledging that the Articles of Merger are in the form required by and have been executed in accordance with the relevant provisions of the TBCA. The parties expect to file the Articles of Merger with the Texas Secretary of State as soon as practicable following approval of the Merger Agreement at the Special Meeting. The closing of the Merger (the "Closing") will be held on the date the Articles of Merger are filed with the Texas Secretary of State. See "THE MERGER -- Conditions to the Merger" and "-- Regulatory Approvals."

     No Solicitation. Subject to certain exceptions, Victoria and its subsidiaries, and their respective directors, officers, representatives and agents, have agreed under the Merger Agreement not to directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning certain transactions involving the acquisition of Victoria pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of Victoria. The Victoria Board may enter into discussions concerning such transactions if, after taking into account the written advice of its outside counsel, the Victoria Board concludes in good faith that the failure to do so could reasonably be determined to violate its fiduciary duties under applicable law. Victoria is obligated to pay Norwest a termination fee of $5,000,000 under certain specified circumstances in the event the Merger is not effected and Victoria engages in an Acquisition Event (as defined below) with a third party as determined by the Merger Agreement. See "THE MERGER -- No Solicitation" and "-- Termination of the Merger Agreement."

     Interests of Certain Persons in the Merger. As of the Record Date, Victoria's directors and executive officers beneficially owned a total of 3,224,935 shares of Victoria Common Stock, representing 38.7% of all outstanding shares of Victoria Common Stock on such date. Norwest beneficially owned 409,000 of shares of Victoria Common Stock as of the Record Date, representing 4.9% of all outstanding shares of Victoria Common Stock on such date. In the Merger, the directors and executive officers will receive the same consideration for their shares as the other shareholders of Victoria receive for theirs.

     Certain members of the Victoria Board and management of Victoria have interests in the Merger that are in addition to and separate from the interests of shareholders of Victoria generally. These interests include, among others, provisions in the Merger Agreement relating to the continuation of director and officer indemnification rights, the acceleration of vesting of employee stock options, rights under certain executive retention/severance agreements, and the acceleration of vesting and subsequent liquidation of Victoria's Supplemental Executive Retirement Program.

     Pursuant to the executive retention/severance agreements and the Supplemental Executive Retirement Program, Charles R. Hrdlicka, Chairman of the Board and Chief Executive Officer of Victoria, will be entitled to receive $187,500 and $1,076,000, respectively, upon consummation of the Merger. Five other executive officers of Victoria will be eligible to receive $374,625 in the aggregate under the executive retirement/severance agreements and 34 other officers and former officers of Victoria will be eligible to receive $1,927,000 in the aggregate under the Supplemental Executive Retirement Program.

     See "THE MERGER -- Interests of Certain Persons in the Merger."

     Directors and Officers of Victoria after the Merger. The directors and officers of Sub as of the Effective Time will be the directors and officers of Victoria after the Effective Time until their respective successors are duly elected or appointed and have qualified in the manner provided in the Victoria Articles and Victoria Bylaws. As a condition to Norwest's obligation to effect the Merger, Victoria is required to deliver to Norwest letters of resignation for each current director and officer of Victoria who will not be a director or officer of Sub as of the Effective Time. Following the Effective Time, Norwest will be the sole shareholder of Victoria and, for that reason, will be in a position to elect or appoint all of the directors and officers of Victoria. See "THE MERGER -- Conditions to the Merger."

     No Dissenters' Rights. Victoria's shareholders are not entitled to dissenters' rights with respect to the Merger. See "THE MERGER -- No Dissenters' Rights".

     Certain U.S. Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by Victoria's shareholders, except with respect to cash received for any fractional shares. The Merger's effectiveness is conditioned upon the receipt by Victoria and Norwest of a written opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to Victoria, substantially to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) Victoria and Norwest will each be a party to that reorganization within the meaning of Section 368(a) of the Code; (iii) neither Victoria nor Norwest will recognize any gain or loss as a result of the Merger and (iv) Victoria's shareholders will not recognize any gain or loss as a result of the Merger, other than to the extent that such shareholders receive cash in lieu of fractional shares.

     The U.S. federal income tax considerations of the Merger may be different for particular types of Victoria shareholders or in light of each Victoria shareholder's personal investment circumstances. For that reason, Victoria shareholders are urged to consult their own tax advisors concerning the U.S. federal income tax considerations that may be relevant to them in connection with the Merger, as well as the application to them of any state, local, foreign, or other tax laws. See "THE MERGER -- Certain U.S. Federal Income Tax Consequences."

     Accounting Treatment. The parties anticipate that the Merger will be accounted for as a pooling of interests by Norwest under generally accepted accounting principles. The Merger Agreement provides that a condition to the Merger becoming effective is the receipt of a letter from Arthur Andersen LLP, Victoria's independent auditors, to the effect that activities of Victoria do not preclude the Merger from qualifying for pooling of interests accounting treatment. See "THE MERGER -- Conditions to the Merger" and "-- Accounting Treatment."

MARKET INFORMATION

     The following table sets forth the closing price per share of Norwest Common Stock (as reported on the NYSE Composite Tape) and of Victoria Common Stock (as quoted on the Nasdaq National Market) and the equivalent per share price for Victoria Common Stock giving effect to the Exchange Ratio on (i) November 10, 1995, the last business day preceding public announcement of the
Merger Agreement and (ii)             , 1996, the last practicable date prior to
the mailing of this Proxy Statement-Prospectus.

                                              NORWEST         VICTORIA         EQUIVALENT PRICE
                                            COMMON STOCK    COMMON STOCK    PER VICTORIA SHARES(1)
                                            ------------    ------------    ----------------------
    November 10, 1995.....................     $32.50          $36.00              $ 34.125
                , 1996....................

---------------

(1) The equivalent price per share of Victoria Common Stock at each specified date was determined by multiplying the last reported sale price of a share of Norwest Common Stock on such date by the Exchange Ratio.

     The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time, which will be a period of several weeks. The market value per share of the Norwest Common Stock that Victoria shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Time. Victoria shareholders are advised to obtain current market quotations for Norwest Common Stock. See "COMPARATIVE PER SHARE PRICES AND DIVIDENDS."

COMPARISON OF RIGHTS OF HOLDERS OF VICTORIA COMMON STOCK AND NORWEST COMMON
STOCK

     As of the date of this Proxy Statement-Prospectus, the rights of Victoria's shareholders are governed by the TBCA and the Victoria Articles and Victoria Bylaws. At the Effective Time, Victoria's shareholders will become stockholders of Norwest. As such, their rights will thereafter be governed by the DGCL and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF VICTORIA COMMON STOCK AND NORWEST COMMON STOCK."

COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Victoria Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Norwest, see "THE MERGER -- Accounting Treatment." The historical data for Norwest and Victoria for each of the years in the three-year period ended December 31, 1994 are derived from the respective audited consolidated financial statements of Norwest and Victoria, including the related notes thereto, for such three-year period. Such audited consolidated financial statements of Norwest and Victoria are incorporated by reference into this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The historical data for Norwest and Victoria for the year ended December 31, 1995 are derived from the unaudited consolidated financial statements of Norwest and Victoria. The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.

                       COMPARATIVE PER COMMON SHARE DATA

                                                       NORWEST COMMON STOCK       VICTORIA COMMON STOCK
                                                      -----------------------    -----------------------
                                                                    PRO FORMA                  PRO FORMA
                                                      HISTORICAL    COMBINED     HISTORICAL    EQUIVALENT
                                                      ----------    ---------    ----------    ---------
BOOK VALUE(1):
  December 31, 1995.................................    $14.20        14.39         22.89        15.11
  December 31, 1994.................................     10.79        11.06         21.68        11.61
DIVIDENDS DECLARED (2):
  Year Ended
     December 31, 1995..............................    $0.900        0.900          0.73        0.945
     December 31, 1994..............................     0.765        0.765          0.52        0.803
     December 31, 1993..............................     0.640        0.640          0.40        0.672
     December 31, 1992..............................     0.540        0.540          0.31        0.567
NET INCOME(3):
  Year Ended
     December 31, 1995..............................    $ 2.73         2.69          1.83         2.82
     December 31, 1994..............................      2.41         2.40          2.05         2.52
     December 31, 1993..............................      1.86         1.87          2.47         1.96
     December 31, 1992..............................      1.19         1.21          2.64         1.27

---------------

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' and shareholders' equity for Norwest and Victoria divided by total pro forma common shares of the combined entities assuming conversion of the outstanding Victoria Common Stock at a ratio of 1.05 shares of Norwest Common Stock for each share of Victoria Common Stock. The data presented assume 8,515,836 outstanding shares of Victoria Common Stock, after the exercise of all stock options, and exclude 409,000 shares of Victoria Common Stock held by Norwest. The aggregate number of shares of Norwest Common Stock assumed to be issued in the Merger is 8,512,178. See "THE MERGER -- Terms of the Merger." The pro forma equivalent book value per share of Victoria represents the pro forma combined amount multiplied by the Exchange Ratio.

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Victoria Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and Victoria divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of Victoria Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Norwest and Victoria. The income statement and balance sheet data for Norwest and Victoria included in the selected consolidated financial data for each of the five years in the period ended December 31, 1994 are derived from the respective audited consolidated financial statements of Norwest and Victoria for such five-year period. The selected consolidated financial data for the year ended December 31, 1995 are derived from the respective unaudited historical financial statements of Norwest and Victoria. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and Victoria, all adjustments necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated financial statements of Norwest and Victoria and the related notes thereto, included in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

                                                         YEARS ENDED DECEMBER 31
                                  ---------------------------------------------------------------------
                                    1995        1994       1993(1)     1992(2)      1991       1990(3)
                                  ---------   ---------   ---------   ---------   ---------   ---------
                                  (UNAUDITED)
                                                 (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income...............  $ 5,717.3   $ 4,393.7   $ 3,946.3   $ 3,806.4   $ 4,025.9   $ 3,885.8
  Interest expense..............    2,448.0     1,590.1     1,442.9     1,610.6     2,150.3     2,320.1
                                  ---------   ---------   ---------   ---------   ---------   ---------
     Net interest income........    3,269.3     2,803.6     2,503.4     2,195.8     1,875.6     1,565.7
  Provision for credit losses...      312.4       164.9       158.2       270.8       406.4       433.0
  Non-interest income...........    1,865.0     1,638.3     1,585.0     1,273.7     1,064.0       896.3
  Non-interest expenses.........    3,399.1     3,096.4     3,050.4     2,553.1     2,041.5     1,744.5
                                  ---------   ---------   ---------   ---------   ---------   ---------
     Income before income
       taxes....................    1,422.8     1,180.6       879.8       645.6       491.7       284.5
  Income tax expense............      466.8       380.2       266.7       175.6        73.4       115.1
                                  ---------   ---------   ---------   ---------   ---------   ---------
  Income before cumulative
     effect of a change in
     accounting method..........      956.0       800.4       613.1       470.0       418.3       169.4
  Cumulative effect on years
     prior to 1992 of change in
     accounting method..........         --          --          --       (76.0)         --          --
                                  ---------   ---------   ---------   ---------   ---------   ---------
  Net income....................  $   956.0   $   800.4   $   613.1   $   394.0   $   418.3   $   169.4
                                  =========   =========   =========   =========   =========   =========
PER COMMON SHARE DATA
  Net income per share:
     Primary:
       Before cumulative effect
          of a change in
          accounting method.....  $    2.76   $    2.45   $    1.89   $    1.44   $    1.33   $    0.59
  Cumulative effect on years
     prior to 1992 of change in
     accounting method..........         --          --          --       (0.25)         --          --
                                  ---------   ---------   ---------   ---------   ---------   ---------
  Net income....................  $    2.76   $    2.45   $    1.89   $    1.19   $    1.33   $    0.59
                                  =========   =========   =========   =========   =========   =========
     Fully diluted:
       Before cumulative effect
          of a change in
          accounting method.....  $    2.73   $    2.41   $    1.86   $    1.42   $    1.32   $    0.59
       Cumulative effect on
          years prior to 1992 of
          change in accounting
          method................         --          --          --       (0.23)         --          --
                                   --------    --------    --------    --------    --------    --------
  Net income....................  $    2.73   $    2.41   $    1.86   $    1.19   $    1.32   $    0.59
                                   ========    ========    ========    ========    ========    ========
  Dividends declared per common
     share......................  $   0.900   $   0.765   $   0.640   $   0.540   $   0.470   $   0.423
BALANCE SHEET DATA
  At period end:
  Total assets..................  $72,134.4   $59,315.9   $54,665.0   $50,037.0   $45,974.5   $43,523.0
  Long-term debt................   13,676.8     9,186.3     6,850.9     4,553.2     3,686.6     3,066.0
  Total stockholders' equity....  5,312.1..     3,846.4     3,760.9     3,371.8     3,192.3     2,434.0

---------------

(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

(3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion bank holding company headquartered in Denver, Colorado, merged with Norwest in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of charges for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                   VICTORIA BANKSHARES, INC. AND SUBSIDIARIES

                                                        YEARS ENDED DECEMBER 31,
                                 -----------------------------------------------------------------------
                                    1995          1994        1993        1992        1991        1990
                                 -----------    --------    --------    --------    --------    --------
                                 (UNAUDITED)
                                                 (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income..............   $   118.8     $  105.0    $  101.8    $  104.9    $  121.7    $  125.7
  Interest expense.............        51.4         38.4        37.1        43.3        69.1        79.6
                                  ---------     --------    --------    --------    --------    --------
     Net interest income.......        67.4         66.6        64.7        61.6        52.6        46.1
  Provision for loan losses....         0.2           --         0.2         0.5         0.3         2.7
  Non-interest income..........        29.6         27.5        27.0        23.8        21.4        17.1
  Non-interest expenses........        74.2         68.4        70.0        63.3        59.8        57.9
                                  ---------     --------    --------    --------    --------    --------
     Income before income
       taxes...................        22.6         25.7        21.5        21.6        13.9         2.6
  Income tax expense...........         7.5          8.7         7.2         2.1         0.4        (1.3)
                                  ---------     --------    --------    --------    --------    --------
  Income before items below....        15.1         17.0        14.3        19.5        13.5         3.9
  Extraordinary items..........          --           --          --          --        (0.2)       (0.3)
  Cumulative effect of change
     in accounting method......          --           --         4.8          --          --          --
                                  ---------     --------    --------    --------    --------    --------
  Net income...................   $    15.1     $   17.0    $   19.1    $   19.5    $   13.3    $    3.6
                                  =========     ========    ========    ========    ========    ========

PER COMMON SHARE DATA
  Net income per share before
     cumulative effect of
     change in accounting
     method....................   $    1.83     $   2.05    $   1.85    $   2.64    $   1.80    $   0.48
  Cumulative effect of change
     in accounting method......          --           --         062          --          --          --
                                  ---------     --------    --------    --------    --------    --------
  Net income per share.........   $    1.83     $   2.05    $   2.47    $   2.64    $   1.80    $   0.48
                                  =========     ========    ========    ========    ========    ========
  Dividends per common share...   $    0.73     $   0.52    $   0.40    $   0.31    $   0.03    $   0.02

BALANCE SHEET DATA
  At period end:
          Total assets.........   $ 1,963.0     $1,814.4    $1,841.9    $1,612.1    $1,634.5    $1,617.0
          Long-term debt.......          --          1.7          --         4.0        11.6        13.0
          Total shareholders'
            equity.............       190.3        179.2       167.9       133.3       115.8       102.7

                              MEETING INFORMATION

GENERAL

     This Proxy Statement-Prospectus is being furnished to holders of Victoria Common Stock in connection with the solicitation of proxies by the Victoria
Board for use at the Special Meeting to be held on             , 1996 and at any
adjournments or postponements thereof. At the Special Meeting, shareholders of Victoria will consider and vote upon a proposal to approve the Merger Agreement. The Victoria Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

     The Victoria Board has fixed the close of business on             , 1996 as
the record date for the determination of shareholders of Victoria entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the
Record Date there were           shares of Victoria Common Stock outstanding.
Each holder of Victoria Common Stock is entitled to one vote per share held of record on the Record Date. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of Victoria Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting. Under the TBCA and the Victoria Articles and Victoria Bylaws, approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the shares of Victoria Common Stock outstanding on the Record Date.

     Certain shareholders of Victoria are obligated pursuant to agreements with Norwest, subject to certain conditions, to vote all shares of Victoria Common Stock held by them on the Record Date (an aggregate of 3,195,010, or approximately 38.4%, of the shares of Victoria Common Stock outstanding on the Record Date) in favor of approval of the Merger Agreement. Directors and executive officers of Victoria (other than the shareholders described in the preceding sentence) and their affiliates beneficially owned on the Record Date an aggregate of 29,925, or approximately 0.4%, of the shares of Victoria Common Stock outstanding on the Record Date. See "THE MERGER -- Certain Agreements."

VOTING AND REVOCATION OF PROXIES

     Shares of Victoria Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Victoria Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of Victoria prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Merger Agreement must be approved by the holders of at least two-thirds of the shares of Victoria Common Stock outstanding on the Record Date. Because the proposal to approve the Merger Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Victoria may solicit proxies from the shareholders of Victoria, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Victoria will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER -- Expenses."

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF VICTORIA. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO VICTORIA IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

     At the Effective Time, Sub will be merged with and into Victoria, with Victoria being the surviving corporation in the Merger. Following the Merger, Victoria will be a wholly-owned subsidiary of Norwest. Except with respect to fractional shares, if the Merger is approved and becomes effective, shareholders of Victoria will receive 1.05 shares of Norwest Common Stock for each share of Victoria Common Stock held by them immediately prior to the Effective Time and each share of Sub will be converted into one share of Victoria Common Stock. Following the Effective Time, Norwest will be the sole shareholder of Victoria. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time will remain issued and outstanding immediately after the Effective Time.

     The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time. The market value of the shares of Norwest Common Stock that shareholders of Victoria receive at the Effective Time may be more or less than the market value of the shares on the date of this Proxy Statement-Prospectus.

BACKGROUND AND REASONS FOR THE MERGER

     During the Summer of 1995, the Victoria Board began to explore various strategic alternatives for the future. The Victoria Board discussed the consolidation in the financial institution industry, the competitive and technological challenges arising before Victoria and the fundamental need for increasing financial resources to meet such challenges. In August and early September of 1995, the Victoria Board decided to engage an investment banking firm to assist the Victoria Board in studying its strategic alternatives and in connection therewith contacted and interviewed several such firms. In late September 1995, Victoria engaged J.P. Morgan for that purpose.

     On October 3, 1995 at a special meeting of the Victoria Board, J.P. Morgan discussed various strategic alternatives including: (i) a strategy of independence focusing on efficiencies and internal growth, (ii) growth by acquisition of smaller banks, (iii) a merger of equals, and (iv) a sale of Victoria. According to J.P. Morgan, the target projections required to meet the desired efficiencies and internal growth while remaining independent were aggressive and involved substantial risk. Further, the high premiums expected by selling banks made the acquisition strategy difficult. In addition, J.P. Morgan's review indicated that there were no attractive candidates for a merger of equals. J.P. Morgan concluded that, given the current market conditions, Victoria's growth prospects and the prospects for a sale, it was an opportune time to pursue a sales strategy.

     On October 18, 1995 at a special meeting of the Victoria Board, the Victoria Board together with J.P. Morgan continued its discussion and evaluation of Victoria's strategic alternatives. At this meeting, J.P. Morgan discussed potential acquirors as well as various pricing and valuation methods and strategies. After discussing the various strategic alternatives, potential acquirors and sales strategies, the Victoria Board concluded that the sales alternative was the optimal strategy for maximizing shareholder value and that Norwest was the most attractive candidate. The Victoria Board authorized J.P. Morgan to contact Norwest to determine interest in a possible combination of Victoria and Norwest.

     On October 19, 1995, Charles Hrdlicka, Chairman of the Victoria Board, informed Ken Murray, Executive Vice President of Norwest, that J.P. Morgan had been engaged by Victoria and would contact Norwest regarding a possible business combination. Initial discussions indicated an interest from both parties and Norwest and Victoria signed a confidentiality agreement on October 20, 1995 which contained a 10 day exclusivity period which ended on October 30, 1995. On October 23, 1995, representatives of J.P. Morgan met with representatives of Norwest and delivered an information booklet compiled by J.P. Morgan regarding

Victoria. On October 27, 1995, Norwest delivered to J.P. Morgan a proposal indicating its interest in acquiring 100% of the outstanding stock of Victoria at an anticipated exchange ratio of 1.05 shares of Norwest Common Stock for each outstanding share of Victoria Common Stock subject to the completion of Norwest's due diligence, negotiation of an acceptable definitive agreement and other contingencies.

     On October 31, 1995, a special meeting of the Victoria Board was held to review the proposal submitted by Norwest. After evaluating the proposal with J.P. Morgan, the Victoria Board authorized (i) the continuance of exclusive discussions with Norwest through November 17, 1995, (ii) the commencement of due diligence by Norwest with respect to Victoria and by Victoria with respect to Norwest, and (iii) the commencement of efforts to negotiate an acceptable definitive agreement.

     On November 10 and 11, 1995, representatives from Victoria, J.P. Morgan and Victoria's legal counsel met with representatives from Norwest in an attempt to negotiate a final transaction and definitive agreement to recommend to the Victoria Board. The negotiations included extended discussions regarding the exchange ratio and lock-ups proposed by Norwest. On November 12, 1995, at a special meeting of the Victoria Board, the Victoria Board upon the unanimous vote of all directors present approved the Merger Agreement subject to final negotiations of remaining contract terms. Representatives of Victoria and Norwest completed negotiations and signed the Merger Agreement as of November 12, 1995.

     The terms of the Merger Agreement, including the Exchange Ratio, are the result of arm's-length negotiations between Victoria and Norwest and their respective representatives. The Victoria Board believes that the Merger is fair to and in the best interests of Victoria's shareholders. In reaching its decision to recommend approval of the Merger, the Victoria Board considered a number of factors. The Victoria Board did not assign any relative or specific weights to the individual factors considered. Among other things, the Victoria Board considered:

     The Prospects for Remaining Independent. In this regard, the Victoria Board considered the competitive and technological challenges arising before Victoria and the banking and financial services industries and the fundamental need for increasing financial resources to meet such challenges. The Victoria Board considered the current trends in the banking industry, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries, the growing importance of financial resources, market positions and economies of scale to a banking institution's ability to compete successfully in this changing environment and the increasing cost of technology. After thorough analysis, the Victoria Board concluded that there would be substantial risk involved in attempting to attain the necessary growth through internal means to meet such challenges and that there was a limited number of attractive acquisition targets for Victoria within the state of Texas. The Victoria Board concluded that the range of values on a sales basis generally exceeded the present value of Victoria's shares on a basis assuming the reasonable implementation of business strategies by Victoria. The Victoria Board determined that a business combination with Norwest would result in both greater short-term and long-term value to Victoria's shareholders than other alternatives available, including remaining independent.

     Financial Terms of the Merger. The Victoria Board considered the Exchange Ratio in relation to the book value, assets and earnings projections of Victoria; information concerning the financial condition, results of operations and prospects of Victoria, including the projected return on assets and return on equity, the financial terms of other recent business combinations in the banking industry, and the opinion of J.P. Morgan as to the fairness of the Exchange Ratio to holders of Victoria Common Stock from a financial point of view. The Victoria Board believes that the holders of Victoria Common Stock would initially benefit from the Merger through the ability to obtain, in a tax-free exchange, ownership of shares in a larger enterprise with greater financial resources and broader and more diversified classes of products, while allowing those shareholders who wish to dispose of their interest for cash the opportunity to do so in the open market provided by the New York Stock Exchange. Certain holders of Victoria's Common Stock would be subject to transfer restrictions on the shares of Norwest Common Stock received in the Merger. See "THE MERGER -- Certain Agreements" and "-- Resale of Norwest Common Stock." After considering a number of potential bidders, the Victoria Board determined Norwest to be the most attractive potential merger partner. The terms of the Merger Agreement provide protection to Victoria's shareholders by allowing Victoria the opportunity to terminate the Merger Agreement in the event that another potential acquiror makes a competitive bid for Victoria (subject to the payment of a $5,000,000 termination fee to Norwest under certain conditions). See "THE
MERGER -- Termination of Merger Agreement." The Victoria Board also reviewed and considered a compilation of financial terms and trends of other recent business combinations in the banking industry and determined that the financial terms of the Merger compared favorably to such other transactions.

     Certain Financial and Other Information Concerning Norwest. Such information included, but was not limited to, the financial condition, asset quality, historical and projected earnings and operations of Norwest and the market price and book value of Norwest Common Stock. In addition, the Victoria Board considered the future growth prospects of Norwest following the Merger and the potential synergies and economies of scale expected to be realized from the Merger.

     Investment Liquidity. The shares of Norwest Common Stock to be received in the Merger by holders of Victoria Common Stock will be listed for trading on the New York Stock Exchange and should provide Victoria's shareholders with increased investment liquidity.

     The Victoria Board believes that Victoria's businesses can be substantially enhanced by the financial resources and diversified operations of Norwest, that the Merger will produce a financial institution better able to meet the competitive and technological challenges in the banking and financial services industries and that combining Victoria with Norwest will result in economies of scale and increase the market served by Victoria in the state of Texas.

     THE VICTORIA BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTEREST OF VICTORIA'S SHAREHOLDERS. THE VICTORIA BOARD HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT VICTORIA'S SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF VICTORIA'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated September 28, 1995, Victoria retained J.P. Morgan as its financial advisor in connection with the Merger.

     At the meeting of the Victoria Board on November 12, 1995, J.P. Morgan rendered its oral opinion to the Victoria Board that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of Victoria Common Stock. J.P. Morgan has confirmed its November 12, 1995 oral opinion by delivering its written opinion to the Victoria Board, dated the date of this Proxy Statement-Prospectus, that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of Victoria Common Stock. No limitations were imposed by the Victoria Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED AS OF THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. VICTORIA SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE VICTORIA BOARD, IS DIRECTED ONLY TO THE EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VICTORIA SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinions, J.P. Morgan reviewed, among other things, in the case of its November 12, 1995 opinion, a draft of the Merger Agreement and, in the case of its opinion dated the date of this Proxy Statement-Prospectus, the Merger Agreement and this Proxy Statement-Prospectus; the audited annual financial statements of Victoria and Norwest for the fiscal years ended December 31, 1994 and December 31, 1993; in the case of its November 12, 1995 opinion, the unaudited quarterly financial statements of Victoria and Norwest for the period ended September 30, 1995 and, in the case of its opinion dated the date of this Proxy Statement-Prospectus, the unaudited financial statements of Victoria and Norwest for the period ended December 31, 1995; current and historical market prices of Victoria Common Stock and Norwest Common

Stock; certain publicly available information concerning the businesses of Victoria and Norwest and of certain other companies engaged in businesses comparable to Victoria and Norwest, and the reported prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to Victoria and the consideration paid for such companies; the terms of other relevant business combinations; and certain internal financial analyses and forecasts prepared by Victoria and its management. J.P. Morgan also held discussions with certain members of the management of Victoria and Norwest with respect to certain aspects of the Merger, and the past and current business operations, financial condition and future prospects and operations of Victoria and Norwest, the effects of the Merger on the financial condition and future prospects of Victoria and Norwest, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Victoria or Norwest or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Victoria as to the expected future results of operations and financial condition of Victoria and Norwest to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Victoria, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan has assumed that, based on its reliance on information publicly available or otherwise provided by Victoria or Norwest, loss allowances for each of Victoria's and Norwest's loan portfolios are, in the aggregate, adequate to cover all losses with respect to such portfolios.

     The projections furnished to J.P. Morgan for Victoria were prepared by the management of Victoria. Victoria does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated as of the date of this Proxy Statement-Prospectus, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion.

     J.P. Morgan expressed no opinion as to the price at which Norwest Common Stock will trade at any future time or as to the effect of the Merger on the trading price of Norwest Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) the total or partial disposition of Norwest Common Stock by shareholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) adverse changes in the financial condition, business, assets, results of operations or prospects of Victoria or of Norwest and (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Summary of Proposed Transaction. J.P. Morgan reviewed the terms of the proposed Merger, including the Exchange Ratio, the price per share offered, the dividends per share, the resulting percentage ownership of the combined company that would be held by Norwest stockholders immediately following the Merger and the estimated impact upon 1997 earnings per share. J.P. Morgan also analyzed the impact of the proposed Merger on Victoria, including the impact on estimated 1997 earnings per share and the change in tangible book value per share. This analysis showed, among other things, that Victoria shareholders would own an estimated 2.4% of the combined entity upon consummation of the Merger and would have an annual dividend of $1.01 per share (based upon Norwest's current per common share dividend amount) representing an increase of 57.5% over Victoria's current per share common dividend amount and that (based upon the closing share price of Victoria Common Stock on November 10, 1995 and the Exchange Ratio of 1.05) the per share price to holders of Victoria Common Stock in the Merger was $34.13, which represented a premium of 15.7% over the November 7, 1995 closing price of Victoria Common Stock of $29.50 per share. The November 7, 1995 closing price is used to determine a relevant premium to market calculation due to the significant stock price appreciation of Victoria Common Stock in the market immediately prior to the Merger announcement.

     Pro Forma Merger Analysis. J.P. Morgan analyzed certain pro forma effects resulting from the Merger based on (i) projected 1996 and 1997 earnings for Victoria based on projections prepared by the management of Victoria as well as projected earnings estimates of equity analysts as compiled by Institutional Brokers Estimate System ("IBES") (a brokers' earnings estimate and survey) for Victoria and Norwest and (ii) expense savings of 25% of Victoria's operating expenses. This analysis indicated that the Merger would be neutral to the shareholders of Norwest from an earnings per share perspective in 1997.

     Contribution Analysis. J.P. Morgan compared the relative contribution to the combined entity upon consummation of the Merger attributable to each of Victoria and Norwest as of September 30, 1995. This analysis showed, among other things, that Victoria and Norwest would contribute to the combined entity upon consummation of the Merger approximately 2.6% and 97.4%, respectively, of total assets; 1.8% and 98.2%, respectively, of total loans; 3.9% and 96.1%, respectively, of total deposits; and 3.4% and 96.6%, respectively, of total equity. In addition, J.P. Morgan computed the relative contribution of each of Victoria and Norwest in terms of income statement items, including net interest income, non-interest income, non-interest expense and net income based on year to date September 30, 1995, annualized results. This analysis showed that Victoria and Norwest would contribute 1.5% and 98.5%, respectively, of net income for 1995. J.P. Morgan also noted that on a pro forma basis, the shareholders of Victoria and the stockholders of Norwest would own 2.4% and 97.6%, respectively, of the combined entity upon consummation of the Merger (using the Exchange Ratio).

     Stock Trading Analysis. J.P. Morgan reviewed and analyzed the historical trading prices for the shares of Victoria Common Stock and Norwest Common Stock on a daily basis from November 10, 1994 to November 10, 1995. J.P. Morgan also compared the historical trading prices of Norwest Common Stock with a selection of 18 regional U.S. banking organizations (collectively, the "Selected Regional Bank Index") with operations that, for purposes of J.P. Morgan's analysis, may be considered similar to Norwest on a daily basis from November 10, 1994 to November 10, 1995 and on a monthly basis from November 29, 1985 to November 10, 1995. The Selected Regional Bank Index is composed of the following banks: Banc One Corporation; Bank of Boston Corporation; Barnett Banks, Inc.; Boatmen's Bancshares, Inc.; CoreStates Financial Corp.; First Interstate Bancorp; First Union Corporation; Fleet Financial Group, Inc.; KeyCorp; Mellon Bank Corporation; NBD Bancorp, Inc.; NationsBank Corporation; PNC Bank Corp.; Republic New York Corporation; SunTrust Banks, Inc.; U.S. Bancorp; Wachovia Corporation; and Wells Fargo & Company. Additionally, J.P. Morgan analyzed the stock price performance of Norwest relative to the Selected Regional Bank Index according to the multiples of price to previous four quarters' earnings per share and price to book value on a monthly basis from November 30, 1990 to November 10, 1995.

     Other Analyses. J.P. Morgan also reviewed selected investment research reports on, and earnings estimates for, Norwest and analyzed available information regarding the ownership of Norwest Common Stock. In addition, J.P. Morgan prepared an overview of the historical financial performance of Norwest, and analyzed its deposit market share, its business mix, its loan portfolio, as well as information concerning its nonperforming assets.

     Selected Company Analysis. J.P. Morgan reviewed and compared actual and estimated selected financial and stock market information for Victoria with corresponding information for the following peer groups: 74 publicly traded, U.S. banking organizations with assets between $1 billion and $3 billion (collectively, the

"Selected Peer Group Banks"); four publicly traded, southwestern banking organizations with assets between $1 billion and $5 billion (collectively, the "Selected Southwestern Peer Group Banks"); and the 18 publicly traded, regional U.S. banking organizations comprising the Selected Regional Bank Index listed above under Stock Trading Analysis above. Due to considerations of comparability regarding the size, location and operating and trading characteristics, the Selected Peer Group Banks and the Selected Southwestern Peer Group Banks were used in evaluating a relevant value range for Victoria; the Selected Regional Bank Index was used as a third basis of reference in addition to the Selected Peer Group Banks and the Selected Southwestern Peer Group Banks in evaluating the performance of Victoria. The analysis conducted by J.P. Morgan regarding the selected peer groups, referring collectively to the above identified peer groups, was based on publicly available information and median IBES estimates for the selected peer groups and Victoria. The Selected Peer Group Banks include the following 74 U.S. banking organizations: AMCORE Financial, Inc.; Banknorth Group, Inc.; BancorpSouth, Inc.; Brenton Banks, Inc.; BSB Bancorp; BT Financial Corporation; California Bancshares, Inc.; Capital Bancorporation, Inc.; Carolina First Corporation; CB Bancshares, Inc.; Capital Bancorp; Commercial Bank of New York; Community Bank System, Inc.; Community First Bankshares, Inc.; Chemical Financial Corporation; CNB Bancshares, Inc.; Chittenden Corporation; Commerce Bancorp, Inc.; CPB Inc.; Cole Taylor Financial Group, Inc.; City National Corporation; First National Bancorp; FNB Corporation; Firstbank of Illinois Co.; FirstBank Puerto Rico; First Commerce Bancshares, Inc.; First Commonwealth Financial Corporation; First Financial Bancorp; First Michigan Bank Corp.; First Midwest Bancorp, Inc.; F & M National Corporation; First Western Bancorp, Inc.; Fort Wayne National Corporation; GBC Bancorp; Hancock Holding Company; Heritage Financial Services, Inc.; Homeland Bankshares Corporation; Hubco, Inc.; Hawkeye Bancorporation; Imperial Bancorp; Intercontinental Bank; Jefferson Bankshares, Inc.; Liberty Bancorp, Inc.; Mid-America Bancorp; Metrobank; Mid Am, Inc.; Mark Twain Bancshares, Inc.; National Bancorp of Alaska, Inc.; NBT Bancorp, Inc.; North Fork Bancorporation; National Penn Bancshares, Inc.; Provident Bankshares Corporation; Peoples First Corporation; Pikeville National Corporation; Park National Corporation; Republic Bancorp Inc.; River Forest Bancorp, Inc.; Silicon Valley Bancshares; S&T Bancorp, Inc.; Susquehanna Bancshares, Inc.; Trust Company of New Jersey; First Financial Corporation; Trans Financial, Inc.; TrustCo Bank Corp. NY; USBANCORP, Inc.; United Bankshares, Inc.; United Counties Bancorporation; First United Bancshares, Inc.; UST Corporation; ValliCorp Holdings, Inc.; Vermont Financial Services Corp.; Westamerica Bancorporation; WesBanco, Inc.; and Whitney Holding Corporation. The Selected Southwestern Peer Group Banks include the following four U.S. banking organizations: BOK Financial Corporation, Cullen/Frost Bankers, Inc., Liberty Bancorp, Inc., and Whitney Holding Corp.

     The Selected Company Analysis generated using the peer groups referred to above indicated, among other things, that, based on market prices as of November 10, 1995 and financial data as of September 30, 1995 (subject, in the case of Norwest data, to certain adjustments to give pro forma effect to Norwest's pending acquisition of AMFED Financial, Inc. and its completed acquisition of The Foothill Group, Inc.), (i) the median previous four quarters' price-earnings per share multiple was 13.4x for the Selected Peer Group Banks, 13.0x for the Selected Southwestern Peer Group Banks and 12.1x for the Selected Regional Bank Index, as compared to a November 7, 1995 corresponding multiple of 15.5x for Victoria, (ii) the median estimated 1995 price-earnings multiple was 13.0x for the Selected Peer Group Banks, 13.5x for the Selected Southwestern Peer Group Banks and 11.2x for the Selected Regional Bank Index, as compared to a November 7, 1995 corresponding multiple of 15.7x for Victoria, (iii) the median estimated 1996 price-earnings multiple was 11.6x for the Selected Peer Group Banks, 11.9x for the Selected Southwestern Peer Group Banks and 9.9x for the Selected Regional Bank Index, as compared to a November 7, 1995 corresponding multiple of 14.5x for Victoria, (iv) the median ratio of price as a multiple of book value per share was 1.61x for the Selected Peer Group Banks, 1.61x for the Selected Southwestern Peer Group Banks and 1.73x for the Selected Regional Bank Index, as compared to a November 7, 1995 corresponding ratio of 1.30x for Victoria, (v) the median ratio of price as a multiple of tangible book value per share was 1.76x for the Selected Peer Group Banks, 2.04x for the Selected Southwestern Peer Group Banks and 2.21x for the Selected Regional Bank Index, as compared to a November 7, 1995 corresponding ratio of 1.58x for Victoria, and (vi) the median price to assets was 14.4% for the Selected Peer Group Banks, 14.0% for the Selected Southwestern Peer Group Banks and 14.1% for the Selected Regional Bank Index, as compared to a

November 7, 1995 corresponding multiple of 12.5% for Victoria. Additionally, for each of the Selected Peer Group Indexes referred to above, the Selected Company Analysis referred to a shareholder return analysis based on dividend yields and median IBES long-term growth estimates and a number of measures of operating performance including the following: return on average assets, return on average equity, efficiency ratio, net interest margin, loans as a percentage of deposits, equity as a percentage of assets, tangible equity as a percentage of tangible assets, Tier 1 capital ratio, total capital ratio, non-performing assets as a percentage of loans plus other real estate owned, loan loss reserves as a percentage of loans, loan loss reserves as a percentage of non-performing loans, and net charge-offs as a percentage of average loans. The Selected Company Analysis, which, for valuation purposes, was based on the Selected Peer Group Banks and Selected Southwestern Peer Group Banks, implied a trading value range for Victoria Common Stock of $23.55 to $38.08 per share.

     Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, J.P. Morgan estimated the present value of the future streams of after-tax cash flows that Victoria could produce through earnings and distribute to shareholders assuming Victoria continued to operate as a stand-alone entity. This analysis did not take into account the effect of cost savings expected as a result of the Merger. In this analysis, Victoria's after-tax cash flows were made subject to an assumed, targeted dividend payout ratio of 35% in each year of the projection period. Victoria's earnings per share were estimated to grow at a rate varying from 5.0% to 10.0% over the projection period. Additionally, J.P. Morgan estimated the terminal values for Victoria Common Stock using the multiples of 9x, 10x, 11x and 12x on estimated, forward-looking earnings per share for the year ending December 31, 2000. The projected dividend streams and terminal values were then discounted to present values using discount rates of 8.2%, 8.7%, 9.2%, 9.7% and 10.2%. This discounted dividend stream analysis implied a reference range of values for Victoria Common Stock of $17.26 to $29.81 per share.

     Selected Transaction Analysis. J.P. Morgan analyzed certain information compiled by SNL Securities, L.P. (a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry) relating to (i) 10 bank transactions announced between January 1, 1995 and November 6, 1995 in which the aggregate consideration was between $100 million and $500 million (the "Relevant U.S. Bank Acquisitions"), (ii) 11 bank acquisitions announced between January 1, 1995 and November 6, 1995 in which the target's return on average assets was less than 1.0% and the aggregate consideration was greater than $50 million (the "Selected ROAA U.S. Bank Acquisitions"), (iii) 19 bank acquisitions announced between January 1, 1995 and November 6, 1995 in which the target's equity to assets was greater than 8.5% and the aggregate consideration was greater than $50 million (the "Selected E/A U.S. Bank Acquisitions") and (iv) the following bank acquisitions of Norwest (the "Norwest Acquisitions"): AMFED Financial, Inc.; State National Bank; Goldenbanks of Colorado, Inc.; Independent Bancorp of Arizona. The 10 bank acquisitions comprising the Relevant U.S. Bank Acquisitions include: Peoples Heritage Financial Group's acquisition of Bank of New Hampshire Corporation; Washington Mutual Bank's acquisition of Western Bank; Mercantile Bancorporation, Inc.'s acquisition of Hawkeye Bancorporation; NationsBank Corporation's acquisition of Intercontinental Bank; Union Planters Corporation's acquisition of Capital Bancorporation; Meridian Bancorp, Inc.'s acquisition of United Counties Bancorporation; Norwest Corporation's acquisition of State National Bank; First Commerce Corporation's acquisition of Central Corporation; Comerica Incorporated's acquisition of Metrobank; and Bank of New York Company, Inc.'s acquisition of Putnam Trust Company. The 11 bank acquisitions comprising the Selected ROAA U.S. Bank Acquisitions include: CoreStates Financial Corp.'s acquisition of Meridian Bancorp, Inc.; NationsBank Corporation's acquisition of Bank South Corporation; Chemical Banking Corp.'s acquisition of Chase Manhattan Corporation; Boatmen's Bancshares, Inc.'s acquisition of Fourth Financial Corporation; City National Corporation's acquisition of First Los Angeles Bank; First American Corporation's acquisition of First City Bancorporation; Summit Bancorporation's acquisition of Garden State Bancshares, Inc.; Union Bank's acquisition of BanCal Tri-State Corporation; Comerica Incorporated's acquisition of Metrobank; Fleet Financial Group, Inc.'s acquisition of Shawmut National Corporation; and National City Corporation's acquisition of United Bancorp of Kentucky. The 19 bank acquisitions comprising the Selected E/A U.S. Bank Acquisitions include: Regions Financial Corporation's acquisition of First National Bancorp; Washington Mutual Bank's acquisition of Western Bank; Whitney Holding Corporation's acquisition of First Citizens

BancStock, Inc.; NationsBank Corporation's acquisition of Bank South Corporation; Boatmen's Bancshares, Inc.'s acquisition of Fourth Financial Corporation; First Bank System, Inc.'s acquisition of FirsTier Financial, Inc.; Mercantile Bancorp, Inc.'s acquisition of Hawkeye Bancorporation; Banc One Corporation's acquisition of Premier Bancorp, Inc.; PNC Bank Corp's acquisition of Midlantic Corporation; BancorpSouth, Inc's acquisition of Wes-Tenn Bancorp, Inc.; National Commerce Corporation's acquisition of Alabama National Bancorp; Meridian Bancorp, Inc.'s acquisition of United Counties Bancorporation; Union Bank's acquisition of BanCal Tri-State Corporation; First Commerce Corporation's acquisition of Central Corporation; US Bancorp's acquisition of West One Bancorp; First Tennessee National Corporation's acquisition of Financial Investment Corporation; National Australia Bank's acquisition of Michigan National Corporation; Western Bank's acquisition of Pacific Bank, NA; and Staten Island Savings Bank's acquisition of Gateway Bancorp, Inc.

     The Selected Transaction Analysis, referring collectively to the above comparable transactions groups, indicated that (i) the median market premium for the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions were 26.2%, 28.2%, 25.3% and 26.7%, respectively, as compared to a November 7, 1995 corresponding market premium of 15.7% in the Merger; (ii) the median values of the consideration paid on a price per share basis as a multiple of the previous four quarters' earnings per share in the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions were 15.1x, 16.6x, 14.9x and 13.9x, respectively, as compared to a corresponding multiple of the previous four quarters' earnings per share of 18.0x in the Merger; (iii) the median values of the consideration paid as a multiple of book value in the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions were 2.16x, 1.79x, 1.90x and 1.97x, respectively, as compared to a corresponding multiple of fully diluted book value of 1.50x in the Merger; (iv) the median values of the consideration paid as a multiple of tangible book value in the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions were 2.31x, 2.03x, 2.10x and 2.12x, respectively, as compared to a corresponding multiple of fully diluted tangible book value of 1.82x in the Merger; and (v) the median tangible book premium to core deposits of the consideration to be paid in the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions were 12.1%, 10.2%, 13.3% and 9.2%, respectively, as compared to a corresponding tangible book premium to core deposits of 9.0% in the Merger; and (vi) the median price to assets of the consideration paid in the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions were 18.2%, 14.9%, 20.0% and 13.5%, respectively, as compared to a corresponding price to assets of 14.9% in the Merger. The Selected Transaction Analysis, which was based on the medians of the above transaction multiples for the Relevant U.S. Bank Acquisitions, the Selected ROAA U.S. Bank Acquisitions, the Selected E/A U.S. Bank Acquisitions and the Norwest Acquisitions, implied a value range for Victoria Common Stock of $26.35 to $48.88 per share.

     In connection with its opinion dated the date of this Proxy
Statement-Prospectus, J.P. Morgan reviewed the analyses used to render its November 12, 1995 oral opinion to the Victoria Board by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses as set forth above under the description of each such analysis. J.P. Morgan analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values and results may be higher or lower than those indicated. Moreover, J.P. Morgan's analysis are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuations of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. The Victoria Board selected J.P. Morgan to act as Victoria's financial advisor with respect to the Merger based on J.P. Morgan's substantial experience in mergers and acquisitions and its familiarity with Victoria.

     For services rendered in connection with the Merger, Victoria has paid J.P. Morgan a fee of $75,000 and has agreed to pay J.P. Morgan an additional fee in an amount equal to .65% of the Transaction Value (as defined below) up to and including $264 million, plus 1.0% of that portion of the Transaction Value in excess of $264 million but less than or equal to $298 million, plus 3.0% of that portion of the Transaction Value in excess of $298 million; provided that the maximum total fee which may be received by J.P. Morgan shall not exceed .85% of the Transaction Value. Transaction Value means the aggregate consideration received by Victoria and/or its shareholders (treating shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) in the Merger at the time of consummation, plus, without duplication, the value of any securities, cash or other assets distributed in connection with the Merger to shareholders of Victoria. In addition, Victoria has agreed to reimburse J.P. Morgan for all reasonable expenses incurred by J.P. Morgan in connection with its services, and to indemnify J.P. Morgan against certain liabilities relating to or arising out of its engagement, including liabilities under the securities laws.

     J.P. Morgan has no other financial advisory or other relationships with Victoria. J.P. Morgan and its affiliates have maintained banking and other business relationships with Norwest, including acting as underwriter for Norwest.

     In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the equity and debt securities of Victoria and Norwest for their own accounts or for the account of customers and, accordingly, may at any time hold long or short positions in such securities.

MERGER CONSIDERATION

     Except with respect to fractional shares as described herein, if the Merger Agreement is approved and the Merger becomes effective, each share of Victoria Common Stock outstanding immediately prior to the Effective Time will automatically be converted into 1.05 shares of Norwest Common Stock. Norwest will not issue any fractional shares of Norwest Common Stock in the Merger. Norwest will pay cash to each holder of Victoria Common Stock who would otherwise be entitled to receive a fractional share of Norwest Common Stock. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average closing price per share of Norwest Common Stock as reported on the consolidated tape of the NYSE over the five trading day period ending on the trading day immediately preceding the date of the Special Meeting.

NO DISSENTERS' RIGHTS

     The TBCA provides that if the shares held by a shareholder are part of a class, shares of which are held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger, and the shareholder is not required by the plan of merger to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger, will be part of a class or series of shares which are held of record by not less than 2,000 holders and cash in lieu of fractional shares otherwise entitled to be recovered, then such shareholder is not entitled to dissenter's rights. As a result, the Victoria shareholders do not have dissenters' rights with respect to the Merger.

SURRENDER OF CERTIFICATES

     Promptly following the Effective Time, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each holder of record of shares of Victoria Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

     SHAREHOLDERS OF VICTORIA SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for Victoria Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

     All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time will be paid to the former shareholders of Victoria entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Victoria Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of Norwest and Victoria. The obligations of both Norwest and Victoria to effect the Merger are subject to the satisfaction as of the Effective Time or, if permissible under the Merger Agreement, waiver of a number of conditions, including the following: (i) the approval of the Merger Agreement by the requisite vote of Victoria's shareholders; (ii) the receipt of all requisite regulatory approvals; (iii) the absence of any order in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger; (iv) the effectiveness of the Registration Statement; and (v) the receipt of an opinion of counsel to Victoria at the Closing regarding certain federal income tax consequences of the Merger. See
"-- Certain U.S. Federal Income Tax Consequences" below.

     Conditions to the Obligation of Norwest. The obligation of Norwest to effect the Merger is subject to the satisfaction as of the Effective Time or, if permissible under the Merger Agreement, waiver of certain additional conditions, including the following (i) the performance by Victoria in all material respects of the agreements made by Victoria in the Merger Agreement and the truthfulness in all material respects of the representations made by Victoria in the Merger Agreement; (ii) the receipt by Norwest of letters of resignation from each current officer and director of Victoria who will not be an officer or director of Sub as of the Effective Time; (iii) the absence of any condition or requirement in any approval, license or consent relating to the Merger that, in the reasonable judgment of Norwest, is unreasonably burdensome to Norwest; (iv) the qualification of Victoria to engage in a pooling of interests transaction and the receipt by Norwest of an opinion from Arthur Andersen LLP to that effect; (v) the sum of the aggregate number of issued and outstanding shares of Victoria Common Stock and the aggregate number of shares of Victoria Common Stock issuable upon exercise or conversion of any security exercisable for or convertible into shares of Victoria Common Stock shall not exceed 8,516,843 shares. See "-- Certain Agreements" and "-- Accounting Treatment."

     Conditions to the Obligation of Victoria. The obligation of Victoria to effect the Merger is subject to the satisfaction as of the Effective Time or, if permissible under the Merger Agreement, waiver of certain additional conditions, including the following: (i) the performance by Norwest in all material respects of the agreements made by Norwest in the Merger Agreement and the truthfulness in all material respects of the representations made by Norwest in the Merger Agreement; (ii) the approval for listing on the NYSE and CHX of the shares of Norwest Common Stock to be issued in the Merger; and (iii) the receipt by the Victoria Board of an opinion from J.P. Morgan to the effect that the consideration to be received by Victoria's shareholders in the Merger is fair from a financial point of view. See "-- Opinion of Victoria's Financial Advisor" above.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act and by the state of Texas. The approval of the Federal Reserve Board and the state of Texas are both pending as of the date of this Proxy Statement-Prospectus.

     As part of its application to the Federal Reserve Board requesting approval of the Merger, Norwest has agreed not to effect the Merger until it has (i) entered into a sales agreement for the sale of the Bank's Bay City branch and
(ii) entered into a trust agreement providing for the divestiture of the Bay City branch by an independent trustee if the sale of the branch has not been completed within 180 days after the Effective Time. If the Federal Reserve Board approves the Merger, it will be a condition to effecting the Merger that Norwest shall have entered into such sale and trust agreements.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

     Norwest and Victoria are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "-- Conditions to the Merger" and "-- Termination of the Merger Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

     Conduct of Business by Both Parties. Pursuant to the Merger Agreement, each of Victoria and Norwest has agreed that, during the period from the date of the Merger Agreement through the Effective Time, except as permitted in the Merger Agreement or in writing by the other party, it will, and will cause its respective subsidiaries to, (i) except as to Norwest's subsidiaries, maintain their corporate existence in good standing; (ii) comply in all material respects with all governmental laws, regulations, rules and ordinances and all judicial orders, judgments and decrees applicable to their business and properties; (iii) not take, and to use reasonable efforts to prevent any affiliate thereof from taking, any action that would cause the Merger to not qualify for pooling of interests accounting treatment; and (iv) perform their respective obligations under each contract and agreement to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on it and its respective subsidiaries, taken as a whole, and except for obligations that it or its respective subsidiaries may in good faith dispute.

     Conduct of Business by Victoria. In addition to the foregoing requirements, Victoria has agreed to conduct its business and the business of its subsidiaries during the period from the Merger Agreement through the Effective Time in accordance with the following restrictions.

     Dividends. Except as permitted in the Merger Agreement or in writing by Norwest, Victoria will not split, combine or reclassify any outstanding capital stock or declare, set aside or pay any dividend payable in stock or any extraordinary dividend payable in cash or other property with respect to its capital stock whether now or hereafter outstanding; provided that between the date of the Merger Agreement and the Effective Time Victoria may (i) pay the regular cash dividend on Victoria Common Stock in the amount of $0.16 per share in the fourth quarter of 1995, (ii) declare and pay regular cash dividends on Victoria Common Stock in amounts not to exceed $0.16 per share in each of the first two quarters of 1996 (provided that shareholders of Victoria will be entitled to a dividend on Victoria Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing occurs), (iii) declare and pay a special cash dividend on Victoria Common Stock in an amount not to exceed $0.09 per share in the first quarter of 1996, and (iv) if the Effective Time is after the record date for the regular cash dividend paid on Norwest Common Stock in the third quarter of 1996, Victoria may declare and pay cash dividends on Victoria Common Stock in an aggregate amount equal to the amount, if any, the holders of Victoria Common Stock would have received as holders of Norwest Common Stock had the Effective Time occurred on or before such record date (provided that shareholders of Victoria will be entitled to a dividend on Victoria Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing occurs).

     Loan Transactions. Except as permitted in the Merger Agreement or in writing by Norwest, Victoria will, and will cause its subsidiaries to, extend credit only in accordance with their existing credit policies, except that, without the prior written consent of Norwest, Victoria will not, and will not permit any of its subsidiaries to, (i) extend any credit aggregating in excess of $500,000 to any person or entity who or that was not a borrower as of the date of the Merger Agreement; (ii) enter into any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has aggregate extensions of credit in excess of $1,000,000 as of the date of the Merger Agreement or (iii) enter into any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has an extension of credit on Victoria's watch list on or after the date of the Merger Agreement.

     Other Transactions. Except as permitted in the Merger Agreement or in writing by Norwest, Victoria will not (i) issue, sell, pledge, dispose of or encumber or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber any capital stock of Victoria or any of its subsidiaries other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money or assets of Victoria or any of its subsidiaries, provided Victoria and its subsidiaries may issue and sell capital stock upon exercise of options outstanding as of the date of the Merger Agreement; (ii) redeem, purchase or acquire or offer to acquire or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire any of its or their capital stock; (iii) authorize or incur any long-term debt (other than deposit liabilities); (iv) mortgage, pledge or subject to any material lien or other material encumbrance any of its properties, except in the ordinary course of business; (v) enter into any agreement, contract or commitment requiring payments by Victoria or any of its subsidiaries in excess of $100,000, except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the Merger Agreement; (vi) make any investments except investments in the ordinary course business; (vii) increase the compensation of any officers, directors or executive employees, except to the extent consistent with its past compensation plans and practices; or (viii) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     See Section 4.1 of the Merger Agreement for additional restrictions on the conduct of Victoria's business and the business of its subsidiaries prior to the Effective Time.

NO SOLICITATION

     Subject to certain exceptions as discussed below, Victoria and its subsidiaries, and their respective directors, officers, representatives and agents, have agreed under the Merger Agreement not to directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning any offer or possible offer to (i) purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock, (C) any security convertible into shares of common stock or (D) any other equity security of Victoria or any of its subsidiaries; (ii) make a tender or exchange offer for any shares of common stock or other equity security of Victoria or any of its subsidiaries; (iii) purchase, lease or otherwise acquire the assets of Victoria or any of its subsidiaries except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with Victoria or any of its subsidiaries. If any third party makes an offer or inquiry to Victoria or any of its subsidiaries concerning any of the foregoing, Victoria or the subsidiary, as applicable, is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest.

     The Victoria Board may enter into discussions concerning any of the foregoing transactions if, after taking into account the written advice of its outside counsel, the Victoria Board concludes in good faith that the failure to do so could reasonably be determined to violate its fiduciary duties under applicable law.

CERTAIN AGREEMENTS

     The following shareholders of Victoria have agreed to vote an aggregate of 3,195,010 shares of Victoria Common Stock (representing 38.4% of all outstanding shares of Victoria Common Stock) held by them on the Record Date in favor of the Merger Agreement: Dennis O'Connor (663,791 shares); Tom O'Connor, Jr. (964,968 shares); D. H. Braman, Jr. (613,299 shares); R. J. Hewitt (391,601 shares); R.
W. Briggs, Jr. (246,320 shares); and Ralph R. Gilster, III (315,031 shares). This agreement to vote in favor of the Merger Agreement shall terminate upon the termination of the Merger Agreement, including a termination upon receipt by Victoria of a Superior Proposal (as defined below), or by either party upon notice to the other if the Merger has not been consummated by September 30, 1996.

TERMINATION OF THE MERGER AGREEMENT

     By Norwest or Victoria. Subject to the satisfaction of certain notice requirements, either Norwest or Victoria may terminate the Merger Agreement at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by Victoria's shareholders, pursuant to the mutual written consent of each party or upon the occurrence or existence of any of the following events or conditions: (i) the Merger has not been effected on or before September 30, 1996, unless the inability to effect the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in all material respects the covenants and agreements required to be performed or observed by such party under the Merger Agreement; (ii) the Victoria Board determines as described below that a takeover proposal constitutes a Superior Proposal (as defined below); (iii) there is entered a final, unappealable order restraining, enjoining or otherwise preventing the parties from effecting the Merger or any other transaction contemplated by the Merger Agreement; or (iv) Victoria's shareholders do not approve the Merger Agreement at the Special Meeting.

     By Norwest. Subject to the satisfaction of certain notice requirements, Norwest may also terminate the Merger Agreement at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by Victoria's shareholders, upon the occurrence or existence of any of the following events or conditions (each, a "Termination Triggering Event"): (i) the Victoria Board withdraws or modifies in a manner materially adverse to Norwest its approval or recommendation of the Merger Agreement; (ii) Victoria's shareholders do not approve the Merger Agreement at the Special Meeting after
(A) a third party makes a proposal to Victoria or its shareholders to engage in an Acquisition Event (as defined below), (B) Victoria or any of its subsidiaries enters into an agreement with a third party to engage in an Acquisition Event or
(C) Victoria or any of its subsidiaries engages in an Acquisition Event; or
(iii) Victoria fails to perform certain obligations under the Merger Agreement relating to the meeting of Victoria's shareholders to approve the Merger Agreement and the meeting is not held prior to September 30, 1996.

     By Victoria. Subject to the satisfaction of certain notice requirements, Victoria may also terminate the Merger Agreement at any time within five days after the Special Meeting but prior to the Effective Time, whether before or after approval of the Merger Agreement by Victoria's shareholders, if the average closing price per share of Norwest Common Stock as reported on the consolidated tape of the NYSE for the ten full trading days ending on the day immediately preceding the Special Meeting (the "Norwest Average Price") is less than $28.00 per share and the number obtained by dividing the Norwest Average Price by $32.50 is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.15 from the latter number so obtained.

     Definitions. For purposes of the Merger Agreement:

          "Acquisition Event" means any of the following events: (i) a merger, consolidation or similar transaction involving Victoria or the Bank or any successors to Victoria or the Bank, (ii) a purchase, lease or other acquisition in one or more series of related transactions involving the assets of Victoria or any of its subsidiaries representing 25% or more of the consolidated assets of Victoria and its subsidiaries or (iii) a purchase or other acquisition (including pursuant to a merger, consolidation, share exchange or similar transaction) in one or a series of related transactions involving beneficial ownership of securities representing 25% or more of the voting power of Victoria or any of its subsidiaries in each case with or by a person or entity other than Norwest or an affiliate of Norwest. An Acquisition Event does not include an internal reorganization transaction or series of related transactions involving solely Victoria and its subsidiaries.

          "Company Market Capitalization" means (i) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the Merger Agreement multiplied by (ii) the number of shares of common stock of such company outstanding as of September 30, 1995 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between September 30, 1995 and the close of the trading day immediately preceding the date of the Merger Agreement).

          "Final Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (i) the Final Price for each such company multiplied by (ii) the Weighting Factor (as defined below) for each such company.

          "Final Price" of any company in the Index Group means the average of the daily closing prices of a share of common stock for such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period (as defined below).

          "Initial Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (i) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (ii) the Weighting Factor for each such company.

          "Index Group" means all of those companies listed below the common stock of which is publicly traded and as to which there is, during the Index Measurement Period, no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

          "Index Group Companies" mean the following companies: BancOne Corporation, Bank of Boston Corporation, BankAmerica Corporation, Barnett Banks, Inc., Boatmen's Bancshares, Comerica, Inc., CoreStates Financial Corporation, First Bank System, Inc., First Interstate, First of America Bank Corporation, First Union Corporation, Fleet Financial, KeyCorp, Mellon Bank Corporation, National City Corporation, Nations Bank, PNC Financial Corporation, Suntrust Banks, Inc., U.S. Bancorp, Wachovia Corporation and Wells Fargo.

          "Index Measurement Period" means the period of ten trading days ending on the day immediately preceding the date of the Special Meeting.

          "Total Market Capitalization" means the sum of the Company Market Capitalization for each of the companies in the Index Group.

          "Weighting Factor" for any given company means the Company Market Capitalization for such company divided by the Total Market Capitalization.

          "Superior Proposal" means a bona fide offer by a third party to acquire Victoria pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of all or substantially all of the assets of Victoria and its subsidiaries on terms such that, in the good faith determination of the Victoria Board after taking into account the written advice of its outside counsel, the failure of the Victoria Board to accept such proposal on behalf of Victoria could reasonably be expected to violate its fiduciary duties under applicable law.

     Termination Fee. The Merger Agreement provides that Victoria will make a cash payment to Norwest of $5,000,000 if the Merger Agreement is terminated by reason of either (i) the occurrence of a Termination Triggering Event and (A) the Victoria Board has authorized or approved an Acquisition Event, has publicly announced its intention to authorize or approve an Acquisition Event or has recommended that Victoria's shareholders approve or accept an Acquisition Event or (B) Victoria or the Bank or any successor to either Victoria or the Bank has entered into an agreement to engage in an Acquisition Event or an Acquisition Event has occurred; or (ii) the occurrence of a Superior Takeover Proposal. Victoria will be obligated to make such cash payment to Norwest within five business days after the occurrence of the event or the existence of the condition giving Norwest the right to terminate the Merger Agreement (as described above).

AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by Victoria's shareholders, provided that, after the Merger Agreement is approved by Victoria's shareholders, no amendment can be made to the Merger Agreement that by law requires the subsequent approval of Victoria's shareholders unless such subsequent approval is given.

WAIVER OF PERFORMANCE OF OBLIGATIONS

     The parties to the Merger Agreement may, at any time prior to the Effective Time, (i) extend the time of performance of any of the obligations or other acts of the parties required under the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement that may be legally waived.

EFFECT ON EMPLOYEE BENEFIT PLANS

     The Merger Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Victoria shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Merger Agreement. The eligible employees of Victoria shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time. Eligible Victoria employees will receive credit for past service for the purpose of determining certain benefits under certain of Norwest's benefit plans.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Shareholders should be aware that certain members of the Victoria Board and management of Victoria have interests in the Merger in addition to and separate from the interests of shareholders of Victoria, generally. The board of directors of Norwest and Victoria are aware of these interests, and have considered them among other matters in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Adoption and approval of the Merger Agreement by the shareholders of Victoria will also constitute approval of the following benefits to be received by the directors, executive officers, and employees of Victoria.

     Indemnification and Insurance. Pursuant to the Merger Agreement, Norwest is required to insure that all rights to indemnification and all limitations of liability existing in favor of directors and officers of Victoria and its subsidiaries pursuant to the Victoria Articles, Victoria Bylaws, similar governing documents of Victoria subsidiaries and indemnification agreements between Victoria or its subsidiaries and their directors and officers shall continue in full force and effect. In addition, for a period of four years after the effective time, Norwest will use reasonable efforts to cause the directors and officers of Victoria and its subsidiaries to continue to be covered by Victoria's directors' and officers' liability insurance policy (or substantially equivalent coverage) at an annual cost not to exceed 200% of Victoria's premium payment for Victoria's current coverage.

     Executive Retention/Severance Agreements. On September 5, 1995, Victoria entered into executive retention/severance agreements with its six executive officers including Messrs. Charles R. Hrdlicka, Chairman and Chief Executive Officer; David Jones, Executive Vice President -- Trust and Investments; John H. Freeman III, Executive Vice President -- General Banking; Malcolm Duke, Executive Vice President -- Operations and Administration; Dugan Smith, Executive Vice President -- Credit Administration; and Gregory Sprawka, Executive Vice President and Chief Financial Officer -- Finance and Treasury. The executive retention/severance agreements are intended to reward the officers for continued service to Victoria, including continued cooperation and effort to accommodate and facilitate a change in corporate control of Victoria. In consideration for this continued cooperation and effort to accommodate a change of control, the agreements provide for the payment of a cash bonus in an amount equal to one-half the officer's base compensation and severance benefits in the event of an involuntary termination of employment other than by reason of death, disability, or for cause as such terms are defined in the executive retention/severance agreements, or termination of employment by the officer for good cause as such term is defined in the executive retention/severance agreement. Upon any such termination of employment, in addition to compensation benefits already earned, the officer will be entitled to receive two times the officer's annual base pay as of the Effective Time. No such payments, however, can exceed the amount deductible for income tax purposes under the Code. The approval of the Merger Agreement at the Special Meeting will constitute a change of control under such retention/severance agreements.

     It is anticipated that Messrs. Hrdlicka, Jones and Freeman will continue their association with Victoria and the Bank as employees of Norwest or one of its subsidiaries upon consummation of the Merger.

     Upon the change of control occurring in connection with the Merger, the bonuses due Messrs. Hrdlicka, Jones, Duke, Freeman, Smith and Sprawka will be $187,500, $81,375, $77,500, $78,500, $68,500, and $68,500, respectively. If pursuant to the provisions described above, severance payments are required to be made to Messrs. Hrdlicka, Jones, Duke, Smith and Sprawka, the amounts of such payments will be $750,000, $325,000, $310,000, $274,000 and $274,000, respectively.

     Pursuant to an agreement with Norwest and Victoria, Mr. Freeman has agreed to modify his executive retention/severance agreement as follows. In lieu of receiving the severance pay that he would otherwise be entitled to receive, Mr. Freeman will continue his association with Victoria and the Bank as an employee of Norwest or one of its subsidiaries at an annual salary of $118,000. Mr. Freeman will also receive a one-time cash payment of $200,000 payable upon consummation of the Merger.

     Stock Options. The Victoria 1991 stock option plan provides that in the event of change of control, including that which will occur upon consummation of the Merger, each optionee may exercise his stock options with respect to the full number of shares without regard to any vesting period provisions contained in the optionee's agreement. Pursuant to this provision, Messrs. Hrdlicka, Jones, Duke, Sprawka and Smith will be eligible to exercise options to purchase 55,000, 15,000, 12,000, 10,000 and 10,000 shares at $26.75 per share, respectively. Mr. Freeman will be eligible to exercise options to purchase 10,000 shares at $22.125 per share. Twenty-three other officers as a group will be eligible to exercise options to purchase 80,000 shares in the aggregate at prices ranging between $22.625 and $27.875 per share.

     Supplemental Executive Retirement Program. Victoria's Supplemental Executive Retirement Program provides that in the event of a change of control of Victoria, all participants will receive a minimum lump sum benefit, based on years of service, equal to the amount the participant would have received had he remained in employment until his normal retirement date assuming no increase in compensation. Pursuant to this provision and upon the change of control occurring in connection with the Merger, estimated payments will be required to be made to Messrs. Hrdlicka, Jones, Freeman, Duke, Smith and Sprawka in the amounts of $1,076,000, $246,000, $38,000, $76,000, $33,000 and $44,000,
respectively. Additionally, Edwin W. Dentler, director and retired executive officer, will be entitled to receive $157,000 and 28 other executive officers and former officers will be eligible to receive $1,333,000 in the aggregate.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain federal income tax consequences of the Merger that are generally applicable to Victoria's shareholders. The discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of certain principal federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of the all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

     The parties expect the Merger to qualify as a reorganization under Section 368(a) of the Code. Except for cash received in lieu of a fractional share interest in Norwest Common Stock, holders of shares of Victoria Common Stock will recognize no gain or loss on the receipt of Norwest Common Stock.

     The Merger's effectiveness is conditioned upon the receipt by Victoria and Norwest of a written opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to Victoria, substantially to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Victoria and Norwest will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (iii) neither Victoria nor Norwest will recognize any gain or loss as a result of the Merger and (iv) Victoria's shareholders will not recognize any gain or loss as a result of the Merger, other than to the extent that such shareholders receive cash in lieu of fractional shares.

     The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement. The foregoing discussion is only a summary of the tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Victoria nor Norwest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO VICTORIA SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH VICTORIA SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

RESALE OF NORWEST COMMON STOCK

     The shares of Norwest Common Stock issuable to shareholders of Victoria upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Victoria or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of Victoria who are deemed to be "affiliates" of Victoria may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Victoria generally include individuals or entities that control, are controlled by or are under common control with, Victoria and may include the executive officers and directors of Victoria as well as certain principal shareholders of Victoria. In the Merger Agreement, Victoria has agreed to use its best efforts to cause each shareholder who, in the opinion of counsel to Victoria, is an affiliate of Victoria to enter into an agreement with Norwest providing that such affiliate will not (i) offer to sell, transfer or otherwise dispose of, during the 30 days immediately prior to the Effective Time, any shares of Victoria Common Stock; (ii) sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder or (iii) sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such persons in the Merger or in any way reduce such shareholder's risk relative to such shares until such time as financial results covering at least 30 days of post-Merger combined operations of Victoria and Norwest have been published. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Victoria.

STOCK EXCHANGE LISTING

     The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Merger becoming effective. Consummation of the Merger is conditioned on the authorization for listing of such shares on the NYSE and CHX.

ACCOUNTING TREATMENT

     The parties anticipate that the Merger will qualify for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Norwest and Victoria will be combined at the Effective Time and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Victoria will be combined with Norwest's stockholder equity accounts on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the financial statements of Norwest.

     In order for the Merger to qualify for pooling of interests accounting treatment, among other things, at least 90% of the outstanding Victoria Common Stock must be exchanged for Norwest Common Stock. Victoria and Norwest have each agreed not to take any action that would disqualify the Merger from pooling of interests accounting treatment by Norwest.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Merger have been prepared using the pooling of interests method of accounting. See "SUMMARY--Comparative Per Common Share Data."

EXPENSES

     Except as otherwise provided in the Merger Agreement, Norwest and Victoria will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel.

                        NORWEST CAPITAL STOCK AND RIGHTS

     The following description of certain aspects of the capital stock of Norwest and certain rights of Norwest's stockholders is not intended to be complete and is qualified in its entirety by reference to Article FOURTH of the Norwest Certificate and other documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "COMPARISON OF RIGHTS OF HOLDERS OF VICTORIA COMMON STOCK AND NORWEST COMMON STOCK."

GENERAL

     Norwest is authorized to issue a total of 509,000,000 shares of capital stock, consisting of 500,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock without par value ("Norwest Preferred Stock") and 4,000,000 shares of preference stock without par value ("Norwest Preference Stock"). As of December 31, 1995, Norwest had issued (i) 358,332,153 shares of Norwest Common Stock, of which 352,760,457 shares were outstanding and 5,571,696 shares were held as treasury shares, and (ii) 2,119,681 shares of Norwest Preferred Stock, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares are held by a subsidiary of Norwest), 12,984 shares of ESOP Cumulative Convertible Preferred Stock and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock. On January 2, 1996, all of the outstanding shares of 10.24% Cumulative Preferred Stock and related depositary shares were redeemed at the $100 stated value. Norwest had not issued any shares of Norwest Preference Stock as of the date of this Proxy Statement-Prospectus.

     Norwest's board of directors (the "Norwest Board") has designated 1,250,000 shares of Norwest Preferred Stock as Series A Junior Participating Preferred Stock (the "Norwest Junior Preferred Shares") and reserved the Norwest Junior Preferred Shares for issuance pursuant to a rights agreement dated November 22, 1988 between Norwest and Citibank, N.A., as the rights agent. See "-- Rights Plan." Norwest had not issued any Norwest Junior Preferred Shares as of the date of this Proxy Statement-Prospectus.

NORWEST COMMON STOCK

     Each share of Norwest Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Holders of Norwest Common Stock do not have any cumulative voting rights. For that reason, holders of a majority of the shares of Norwest Common Stock entitled to vote in any election of directors of Norwest may elect all of the directors standing for election. Holders of Norwest Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Norwest Board out of funds legally available therefor, subject to (i) preferential dividend rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, (ii) certain legal restrictions on the ability of Norwest's banking and savings association subsidiaries to distribute funds to Norwest and (iii) such restrictions as may be imposed on Norwest from time to time pursuant to debt or credit facilities or otherwise. See "CERTAIN REGULATORY CONSIDERATIONS." Holders of Norwest Common Stock do not have any preemptive rights to purchase additional securities issued by Norwest or rights to convert their shares of Norwest Common Stock into other securities of Norwest. Upon the liquidation, dissolution or winding up of Norwest, subject to the prior rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, holders of Norwest Common Stock are entitled to receive ratably the assets of Norwest available after the payment of all debts and other liabilities. All outstanding shares of Norwest Common Stock are duly authorized, validly issued and nonassessable. Norwest Bank Minnesota, National Association, a subsidiary of Norwest, is the transfer agent and registrar for shares of Norwest Common Stock.

     Each share of Norwest Common Stock includes, and each share of Norwest Common Stock issued in the Merger will include, a right to purchase one four-hundredth of a Norwest Junior Preferred Share. See "-- Rights Plan"

     The rights, preferences and privileges of holders of Norwest Common Stock are subject to, and may be adversely affected by, the rights of holders of Norwest Preferred Stock or Norwest Preference Stock. See "-- Norwest Preferred Stock; Norwest Preference Stock."

NORWEST PREFERRED STOCK; NORWEST PREFERENCE STOCK

     The Norwest Board is authorized to issue shares of Norwest Preferred Stock and Norwest Preference Stock in one or more series and to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and the designation of any series and the number of shares constituting such series, all without any vote or other action on the part of stockholders; provided, however, that holders of Norwest Preference Stock will not be entitled to more than one vote per share. The Norwest Board may issue shares of Norwest Preferred Stock and Norwest Preference Stock at any time and from time to time without any vote or other action on the part of stockholders.

     The ability of the Norwest Board to issue shares of Norwest Preferred Stock or Norwest Preference Stock, although providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Norwest. For a discussion of other provisions of the Norwest Certificate or Norwest Bylaws that may delay, deter or prevent a tender offer or other takeover attempt, see "-- Rights Plan" below.

RIGHTS PLAN

     Norwest has in effect a rights plan (the "Rights Plan") pursuant to which each share of Norwest Common Stock now outstanding, and each share of Norwest Common Stock to be issued in the Merger, have attached to it one Preferred Stock purchase right (a "Right") entitling the holder thereof to purchase one four-hundredth of a Norwest Junior Preferred Share at a price of $175.00, subject to customary antidilution adjustment. The Rights are not separable from, and trade automatically with, the shares of Norwest Common Stock to which they are attached. No separate certificates for the Rights will be issued. The Rights are exercisable only upon the occurrence of certain specified events as described below. All rights expire November 23, 1998, unless earlier exercised by the holders thereof or redeemed or extended by Norwest. Until exercised, the Rights in and of themselves do not confer any rights on their holders as stockholders of Norwest, including but not limited to the right to vote or receive dividends. Subject to certain limited exceptions, the Norwest Board may amend or otherwise modify the provisions of the Rights and the Rights Plan without any vote or other action on the part of the holders of the Rights.

     The Rights are exercisable only if a person or group acquires or announces an offer to acquire 25% or more (the "Triggering Percentage") of the outstanding shares of Norwest Common Stock. The Norwest Board may, without any vote or other action on the part of stockholders, reduce the Triggering Percentage to no less than 15% at any time prior to the Rights becoming exercisable. The Rights have certain additional rights that will be triggered upon the occurrence of specified events:

          (1) If a person or group acquires at least the Triggering Percentage of Norwest Common Stock, the Rights permit the holders thereof, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value at the time. This feature will not apply, however, if a person or group that owns less than the Triggering Percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding shares of Norwest Common Stock.

          (2) After a person or group acquires at least the Triggering Percentage of Norwest Common Stock but before such person or group acquires 50% of the outstanding shares of Norwest Common Stock, the Norwest Board may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

          (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit the holders thereof to purchase the stock of the acquiror at 50% of such shares' market value.

     Each Junior Preferred Share will have 400 votes, voting together with shares of Norwest Common Stock. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of a merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. In the event of liquidation of Norwest, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400 per share and will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. The Junior Preferred Shares will not be redeemable. The rights of the Junior Preferred Shares are protected by customary antidilution provisions.

     The Norwest Board may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of at least the Triggering Percentage of the outstanding shares of Norwest Common Stock. The Norwest Board may effect the redemption at such time, upon such terms and subject to such conditions as the Norwest Board in its sole discretion may deem necessary or advisable. Immediately upon redemption of the Rights, all rights of the holders thereof (including the right to exercise the Rights) will terminate except for the right to receive the Redemption Price.

     The operation of the Rights Plan may result in immediate substantial dilution to, or otherwise materially adversely affect, any person or group that acquires the Triggering Percentage of Norwest Common Stock or otherwise triggers a provision of the Rights Plan. For that reason, the existence of the Rights Plan may have the effect of delaying, deterring or preventing a takeover of Norwest.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

     Norwest has in effect an automatic Dividend Reinvestment and Optional Cash Payment Plan that entitles participants to reinvest dividends on Norwest Common Stock held by them in additional shares of Norwest Common Stock and, subject to certain dollar limits, purchase additional shares of Norwest with voluntary cash payments. The price at which shares of Norwest Common Stock are purchased under the plan is equal to the fair market value of the Norwest Common Stock (as calculated in accordance with the provisions of the plan) at the time of purchase. All stockholders of Norwest (including former shareholders of Victoria who receive shares of Norwest Common Stock in the Merger) are entitled to participate in the plan as currently in effect.

SHARES REGISTERED UNDER THE SECURITIES ACT

     Norwest has registered 1,700,000 shares of Preferred Stock under the Act, all of which were available for issuance as of the date of this Proxy Statement-Prospectus. Pursuant to other shelf registration statements filed with the Commission, Norwest has also registered under the Securities Act an indeterminate number of securities (the "Shelf Securities"), which Norwest may issue as, among other securities, Norwest Preferred Stock or securities convertible into Norwest Common Stock or Norwest Preferred Stock. As of December 31, 1995, Norwest had available for issuance Shelf Securities having an aggregate initial public offering price of up to $1.925 billion. The Norwest Board may issue the Shelf Securities at any time and from time to time without any vote or other action on the part of stockholders.

     No prediction can be made as to the effect, if any, that future sales of shares of Norwest's capital stock will have on the market price of the Norwest Common Stock prevailing from time to time. Sales of substantial amounts of capital stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of Norwest Common Stock. Future sales of Norwest's capital stock may result in dilution to existing stockholders.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                 VICTORIA COMMON STOCK AND NORWEST COMMON STOCK

GENERAL

     Victoria is incorporated under the laws of the state of Texas. Norwest is incorporated under the laws of the state of Delaware. The rights of Victoria's shareholders are currently governed by the TBCA and the Victoria Articles and Victoria Bylaws. If Victoria's shareholders approve the Merger Agreement and the Merger becomes effective, shareholders of Victoria will become stockholders of Norwest. For that reason, after the Effective Time, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

     The following is a comparison of certain rights of holders of Victoria Common Stock with the rights of holders of Norwest Common Stock. It is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the laws and documents discussed below. For additional information concerning the rights of holders of Norwest Common Stock, see "NORWEST CAPITAL STOCK AND RIGHTS."

DIRECTORS

     Victoria. The Victoria Bylaws provide that unless the Victoria Board shall determine by resolution the number of directors which shall constitute the entire board of directors, the number shall be set forth in the Victoria Articles. The Victoria Articles currently set the number of directors at 10. Vacancies on the Victoria Board, other than by reason of an increase in the number of directors, may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors though less than a quorum. Any vacancy to be filled by reason of an increase in the number of directors may be filled by the shareholders or by the Victoria Board for a term of office continuing only until the next election of one or more directors by the shareholders; provided, however, that during any period between any two successive annual meetings of shareholders, the Victoria Board may not fill more than two such directorships. The directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. The Victoria Articles expressly prohibit cumulative voting in an election of directors.

     Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors. See "NORWEST CAPITAL STOCK AND RIGHTS -- Common Stock."

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

     Victoria. Under the TBCA, an amendment to the articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon; provided that the articles of incorporation may require the vote of a different number, not less than a majority, of the shares outstanding. The Victoria Articles do not so specify. The Victoria Bylaws may be amended by a majority of the Victoria Board or by a majority of the outstanding stock entitled by vote thereon.

     Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders. See "NORWEST CAPITAL STOCK AND RIGHTS -- Preferred Stock and Preference Stock."

SHAREHOLDER OR STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALES

     In addition to being subject to the laws of Texas and Delaware, respectively, both Victoria and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS."

     Victoria. The TBCA generally permits a merger to become effective without the approval of the surviving corporation's shareholders if the articles of incorporation of the surviving corporation do not change following the merger, the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed twenty percent (20%) of the total shares of outstanding voting stock immediately prior to the acquisition, and the board of directors of the surviving corporation adopts a resolution approving the plan of merger. Where shareholder approval is required under the TBCA, the merger must be approved by the holders of at least two-thirds of the outstanding shares of the Texas corporation entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class (as is often the case), in which event the merger must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote; provided that the articles of incorporation may require a vote of a different number, not less than a majority, of the shares outstanding. The Victoria Articles do not provide for a different number of shares for approval of a merger or permit the shares of any class or series to vote thereon and, as a result, mergers must be approved by the holders of at least two-thirds of the outstanding shares of Victoria. Victoria does not have any shares of capital stock issued and outstanding which are entitled to vote as a class.

     Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

APPRAISAL RIGHTS

     Victoria. Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation, and with the exceptions discussed below, a merger or consolidation.

     Further, the TBCA has a provision which states that shareholders do not have appraisal rights in connection with a merger where, on the record date fixed to determine the shareholders entitled to vote on the merger or consolidation, the stock of the corporation is listed on a national securities exchange or is held of record by more than 2,000 shareholders. Notwithstanding the above, under the TBCA, a shareholder will be entitled to dissent and be paid for his shares if the shareholder is required to accept for his shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, are listed on a national securities exchange or are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. As a result, assuming that the other conditions described above are satisfied, holders of Victoria Common Stock will not have appraisal rights in connection with mergers and consolidations involving Victoria.

     Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

SPECIAL MEETINGS

     Victoria. Under the TBCA, a special meeting of shareholders of a Texas corporation may be called by either (a) the president, the board of directors, or such other person or persons as authorized by the articles of incorporation or the bylaws, or (b) the holders of shares entitled to cast not less than ten percent (10%) of all shares entitled to vote at the meeting, unless a different percentage, not to exceed fifty percent (50%), is provided for in the articles of incorporation. The Victoria Bylaws provide that special meetings of shareholders may be called at any time by the holders of at least ten percent (10%) of the outstanding stock entitled to be voted at such meeting, the Victoria Board, the Senior Chairman of the Victoria Board, the Chairman of the Victoria Board, any Vice Chairman of the Victoria Board or the President.

     Norwest. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

ACTION WITHOUT A MEETING

     Victoria. Under the TBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders; provided, however, that the articles of incorporation may provide that the shareholders may take action without a meeting if a consent in writing to such action is signed by the shareholders having the minimum number of votes that would be necessary to take such action at a meeting. The Victoria Articles do not contain such a provision. The Victoria Bylaws allow shareholders to act without a meeting only if all shareholders entitled to vote at the meeting give their written consent.

     Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

LIMITATION OF DIRECTOR LIABILITY

     Victoria. The TBCA permits a corporation to set limits on the extent of a director's liability. Under the Victoria Articles, to the fullest extent allowed by law, a director will not be liable to Victoria or its shareholders for monetary damages for any breach of fiduciary duty as a director, except (i) for breach of a director's duty of loyalty to the corporation or its shareholders,
(ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an act or omission for which the liability of a director is expressly provided for by statute, or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Victoria. The Victoria Bylaws require and permit indemnification of officers, directors and others to the fullest extent required or permitted by the TBCA. The TBCA permits a corporation to indemnify any officer, director, employee or agent if such person acted in good faith and in a manner as such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not allowed under the TBCA, absent a court order to the contrary, if an officer, director, employee or agent of the corporation is finally adjudged liable to the corporation. The Victoria Bylaws permit Victoria to purchase and maintain, at its own cost and expense, insurance on behalf of such persons to the fullest extent permitted by law.

     Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

DIVIDENDS

     In addition to restrictions imposed under Texas and Delaware law, respectively, Norwest and Victoria are subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS."

     Victoria. A Texas corporation may make distributions only out of surplus. Holders of Victoria Common Stock are entitled to receive dividends ratably when, as and if declared by the Victoria Board from assets legally available therefrom, after payment of all dividends on Victoria preferred stock, if any is outstanding. Holders of Victoria preferred stock (none of which is presently outstanding) are entitled to cumulative cash dividends, payable quarterly, when, as and if declared by the Victoria Board.

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

     Victoria. The Victoria Bylaws provide detailed advance notice and informational procedures which shareholders must follow in order to nominate a candidate to serve as a director or to propose an item of business for consideration at a meeting of Victoria shareholders. No shareholder nomination or proposal shall be effective unless made in accordance with these detailed procedures.

     Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

     Norwest Common Stock is listed on the NYSE and Victoria Common Stock is traded on the Nasdaq National Market. The following table sets forth the high and low sales prices per share of the Norwest Common Stock as reported on the NYSE Composite Tape and Victoria Common Stock as reported on the Nasdaq National Market, and the cash dividends paid on such Norwest Common Stock and Victoria Common Stock, for the below quarterly periods, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.

                                                   NORWEST                       VICTORIA
                                                COMMON STOCK                   COMMON STOCK
                                        -----------------------------   ---------------------------
                                         HIGH       LOW     DIVIDENDS    HIGH     LOW     DIVIDENDS
                                        -------   -------   ---------   ------   ------   ---------
    1993
      First Quarter...................  $26.000    20.625      0.145     27.25    23.75      0.10
      Second Quarter..................   28.375    22.875      0.165     27.00    21.50      0.10
      Third Quarter...................   28.000    25.625      0.165     29.00    21.75      0.10
      Fourth Quarter..................   29.000    22.500      0.165     29.00    26.25      0.10
    1994
      First Quarter...................   27.375    22.250      0.185     27.75    23.75      0.13
      Second Quarter..................   28.250    23.125      0.185     27.25    24.00      0.13
      Third Quarter...................   27.500    24.750      0.185     29.00    25.25      0.13
      Fourth Quarter..................   25.000    21.000      0.210     27.00    21.75      0.13
    1995
      First Quarter...................   26.250    22.625      0.210     26.50    21.75      0.25
      Second Quarter..................   29.375    25.125      0.210     26.50    23.75      0.16
      Third Quarter...................   32.750    26.875      0.240     29.75    25.75      0.16
      Fourth Quarter..................   34.750    29.250      0.240     37.00    28.75      0.16
    1996
      First Quarter (through
                     , 1996)..........                                                       0.25

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund (the "BIF"); deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the Office of the Comptroller of the Currency (the "OCC") is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. sec.55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

CAPITAL REQUIREMENTS

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At December 31, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and Norwest's leverage ratio was 5.65%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. None of Norwest, Victoria or the Bank believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the Federal Deposit Insurance Corporation (the "FDIC") that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

     FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

     Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

     Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest's subsidiary banks have been assigned an assessment rate of 4 cents per $100 of domestic deposits. The FDIC has approved regulations that would substantially eliminate deposit insurance premiums for Norwest's banking subsidiaries in 1996. In 1995, Norwest incurred $69.9 million of FDIC assessment expenses (net of $20.6 million in insurance premium refunds) as compared with $79.2 million in 1994.

     Deposits insured by SAIF held by Norwest bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress proposed legislation in September 1995 that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. This legislation is included in the current balanced budget legislation and as such, its approval has yet been finalized. As a result of such pending legislation and to provide for such special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums. The effect of this legislation, if adopted, is not anticipated to be material to Norwest.

                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Victoria, incorporated by reference in this Proxy Statement-Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

     A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At December 31, 1995, Mr. Stroup was the beneficial owner of 107,753 shares and held options to acquire 247,410 additional shares of Norwest Common Stock.

     Certain legal matters in connection with the Merger will be passed upon for Victoria by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., 3400 Texas Commerce Tower, Houston, Texas 77002.

                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated in this Proxy Statement-Prospectus by reference. Certain information regarding voting securities of Victoria and the principal holders thereof is incorporated by reference to Victoria's Annual Report on Form 10-K, as amended pursuant to Form 10-K/A, for the year ended December 31, 1994, which is incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Victoria desiring copies of such documents may contact Norwest or Victoria, as appropriate, at the addresses or phone numbers indicated under "AVAILABLE INFORMATION" above.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 12, 1995 by and among Norwest Corporation, a Delaware corporation ("Norwest"), Norwest Sub Corporation, a Texas corporation to be formed after the date hereof as a wholly-owned subsidiary of Norwest ("Newco"), and Victoria Bankshares, Inc., a Texas corporation ("Victoria").

     WHEREAS, Norwest desires to affiliate with Victoria, and Victoria desires to affiliate with Norwest in the manner provided in this Agreement;

     WHEREAS, Norwest and Victoria believe that the Merger (hereinafter defined) of Newco with and into Victoria in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders;

     WHEREAS, Norwest and Victoria intend that the Merger shall qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be recorded for accounting purposes as a pooling of interests; and

     WHEREAS, the respective Boards of Directors of Norwest and Victoria have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA"), Newco shall be merged with and into Victoria (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in
Article VII hereof. Following the Merger, Victoria shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Newco shall cease.

     1.2 Effective Time. The Merger shall be consummated by the filing with the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA, and by the issuance of a Certificate of Merger by the Texas Secretary of State. The date of such issuance and filing or such other time and date as may be specified in such Articles and Certificate of Merger shall be the "Effective Time."

     1.3 Certain Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the TBCA.

     1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Victoria, in each case as in effect at the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.5 Directors and Officers. The directors and officers of Newco at the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.6 Conversion of Shares; Fractional Shares. (a) Each share of Victoria's common stock, par value $1.00 per share ("Victoria Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificates representing such shares of

Victoria Common Stock (collectively, the "Shares"). For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise of any option entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time; provided, however, that the number of Shares issued and outstanding shall in no event exceed 8,516,843.

     (b) The aggregate number of shares of Norwest Common Stock payable as Merger Consideration shall be a number equal to the Shares times the Exchange Ratio (hereinafter defined). Each holder of Victoria Common Stock shall receive for each share of Victoria Common Stock held immediately prior to the Effective Time a number of shares of Norwest's common stock, par value $1-2/3 per share ("Norwest Common Stock"), equal to the Exchange Ratio. The "Exchange Ratio" shall equal 1.05; provided, however, that if, between the date hereof and the Effective Time, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, stock split, reverse stock split, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the Exchange Ratio will be appropriately and proportionately adjusted so that the number of shares of Norwest Common Stock into which a share of Victoria Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Victoria Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time. If, during such period, a dividend, other than a dividend described in the previous sentence and other than a regular quarterly cash dividend, shall be declared on Norwest Common Stock with a record date within such period, or any other increase in the number of outstanding shares of Norwest Common Stock effected for no consideration, then the Exchange Ratio will be appropriately and proportionately adjusted to the extent necessary to prevent dilution of the interests of the Victoria shareholders.

     (c) Norwest will not issue any certificates (or scrip certificates) for any fractional shares of Norwest Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Norwest shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the average closing price per share for Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange over a five trading day period ending on the trading day immediately preceding the date of the meeting of shareholders required by Section 6.4 (the "Shareholder Meeting Date").

     1.7 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after the vote of the shareholders of Victoria in favor of the approval and adoption of this Agreement and the satisfaction or waiver, if permissible, of the conditions set forth in Article VII, the parties hereto shall execute and deliver the Articles of Merger as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at a mutually agreeable location in Minneapolis, Minnesota (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The date of such Closing is referred to herein as the "Closing Date."

     1.8 Exchange of Shares. (a) Norwest shall enter into an exchange agent agreement with Norwest Bank Minnesota, National Association (the "Exchange Agent") in substantially the form attached hereto as Exhibit A (the "Exchange Agent Agreement") at or immediately prior to the Effective Time.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented Shares (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor Norwest Common Stock and the cash in lieu of fractional shares, if any, in the amounts provided in Section 1.6, and such Certificate shall forthwith be canceled. Norwest shall provide the Exchange Agent with certificates for Norwest Common Stock and an aggregate amount of cash sufficient for the payment of cash in lieu of fractional shares, as requested by the Exchange Agent, in the amounts provided in Section 1.6. No dividend will be disbursed with respect to the shares of Norwest Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Norwest Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Norwest Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section, each Certificate shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (c) Each share of Newco's common stock, par value $1.00 per share ("Newco Common Stock"), shall be converted into one share of the Surviving Corporation's common stock, par value $1.00 per share ("Surviving Corporation Common Stock"). Immediately after such conversion, no shares of Newco Common Stock shall be outstanding and Norwest shall be the sole holder of Surviving Corporation Common Stock.

     (d) After the Effective Time, the stock transfer ledger of Victoria shall be closed and there shall be no transfers on the stock transfer books of Victoria of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Article.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF VICTORIA

     Victoria hereby makes the representations and warranties set forth in this Article to Norwest and Newco.

     2.1 Organization and Qualification. Victoria and each of its subsidiaries (collectively, the "Victoria Subsidiaries") is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is chartered or organized, or is a state bank, duly organized and in good standing under the laws of the jurisdiction in which it is chartered or organized, and Victoria is a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and in good standing under all laws, rules and regulations applicable to bank holding companies. Each of Victoria and the Victoria Subsidiaries has all requisite power and authority and all necessary governmental authorizations to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except in the case of governmental authorizations where the failure to have such authorizations would not have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries taken as a whole. Victoria and each of the Victoria Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole. Victoria has heretofore delivered to Norwest true and complete copies of the Articles of Incorporation and Bylaws of Victoria and the Victoria Subsidiaries as in existence on the date hereof.
Schedule 2.1 sets forth each of the Victoria Subsidiaries, the respective form of entity and the respective jurisdiction of incorporation or organization. Except as set forth on Schedule 2.1, Victoria does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization except in each case in a fiduciary capacity in the course of its trust operations, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     2.2 Victoria Capitalization. As of the date hereof, the authorized capital stock of Victoria consists solely of 35,000,000 shares of Victoria Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Victoria Preferred Stock"). As of September 30, 1995, there were issued and outstanding

8,274,640 shares of Victoria Common Stock and no shares of Victoria Preferred Stock. No shares of either Victoria Common Stock or Victoria Preferred Stock were held as treasury shares as of September 30, 1995. A total of 300,000 shares of Victoria Common Stock has been reserved for issuance pursuant to the stock option plans described in this Section. All issued shares of Victoria Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. As of the date hereof, there are outstanding options (the "Victoria Options") to purchase an aggregate of 242,203 shares of Victoria Common Stock under Victoria's 1991 Stock Option Plan. The maximum number of shares of Victoria Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Victoria Common Stock) that would be outstanding as of the Effective Time if all options, warrants, conversion rights and other rights with respect thereto were exercised is 8,516,843. Victoria is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Victoria. All outstanding shares of capital stock of the Victoria Subsidiaries are owned by Victoria or a wholly-owned subsidiary of Victoria, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature. Other than as set forth in this Section, there are not now, and at the Effective Time there will not be, any (i) shares of capital stock or other equity securities of Victoria outstanding (other than Victoria Common Stock issued pursuant to the exercise of Victoria Options as described herein) or (ii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Victoria, or contracts, understandings or arrangements to which Victoria is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock. Since September 30, 1995, no shares of Victoria capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Victoria or any Victoria Subsidiary and, except as permitted by
Section 4.1(b) no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Victoria.

     2.3 Authority Relative to the Agreement. Victoria has full corporate power and authority to execute and deliver this Agreement and, except for the approval by Victoria's shareholders, no further corporate proceedings on the part of Victoria are necessary, to consummate the transactions contemplated hereby, which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Victoria and is a duly authorized, valid, legally binding and enforceable obligation of Victoria in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Victoria or any of the Victoria Subsidiaries as may be required by statute or regulation. On or prior to the date hereof the Board of Directors of Victoria has determined to recommend approval of the Merger to the shareholders of Victoria and such determination is in effect as of the date hereof.

     2.4  No Approvals or Notices Required; No Conflict. Except as set forth on
Schedule 2.4, neither the execution and delivery of this Agreement nor the performance by Victoria of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Victoria, will (a) conflict with the Charter or Bylaws of Victoria or any of the Victoria Subsidiaries; (b) assuming satisfaction of the requirements set forth in clause (c) below, violate any provision of law applicable to Victoria or any of the Victoria Subsidiaries; (c) except for (i) requirements of Federal and state securities law, (ii) requirements of Federal and state banking law, (iii) requirements of notice filings in such foreign jurisdictions as may be applicable, and (iv) the filing of Articles of Merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Victoria or any of the Victoria Subsidiaries; or (d) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Victoria or any of the Victoria Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Victoria or any of the Victoria

Subsidiaries is a party or by which Victoria or any of the Victoria Subsidiaries or any of its or their assets or properties is bound or encumbered, except those that have already been given, obtained or filed, and except in any of the cases enumerated in clauses (b) through (d) above, those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole.

     2.5 Regulatory Reports and Agreements. Since December 31, 1990, each of Victoria and the Victoria Subsidiaries has filed all applications, reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or any state banking regulatory agency (collectively, the "Banking Regulators") or any other regulatory authority having jurisdiction over Victoria and the Victoria Subsidiaries. Neither Victoria nor any of the Victoria Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Banking Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Victoria or any of the Victoria Subsidiaries been advised by any Banking Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, commitment letter or similar undertaking, order, directive or extraordinary supervisory letter, or any such board resolutions.

     2.6 SEC Filings. Since December 31, 1990, each of Victoria and the Victoria Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1993, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Victoria with the SEC since December 31, 1990 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Victoria SEC Filings." Victoria has heretofore delivered to Norwest copies of the Victoria SEC Filings.

     2.7 Commitments and Contracts. Except as set forth in Schedule 2.7, neither Victoria nor any Victoria Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Victoria or such Victoria Subsidiary) obligating Victoria to the payment of $25,000 or more individually; provided, however, that any such contracts or understandings not listed on Schedule 2.7 will exceed $250,000 in the aggregate;

     (b) in addition to the plans listed on Schedule 2.13(a), any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant obligating Victoria to the payment of $25,000 or more individually or $100,000 in the aggregate;

     (c) any labor contract or agreement with any labor union;

     (d) any contract containing covenants which limit the ability of Victoria or any Victoria Subsidiary to compete in any line of business or which involve any restriction of the geographical area in which Victoria or any Victoria Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

     (e) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

     (f) any lease with annual rental payments by Victoria or any Victoria Subsidiary aggregating $75,000 or more;

     (g) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

     (h) any agreement, contract or understanding with any current or former director, officer, employee, consultant, or financial adviser providing for any rights of indemnification in favor of such person or entity constituting material obligations on the part of Victoria.

     2.8 Victoria Financial Statements. The consolidated statements of financial condition of Victoria and the Victoria Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by Arthur Andersen LLP and the unaudited consolidated balance sheets of Victoria and the Victoria Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1995 included in the Victoria SEC Filings (collectively, the "Victoria Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, in the case of any financial statements covering less than a fiscal year, for normal recurring adjustments), and present fairly the consolidated financial position of Victoria and the Victoria Subsidiaries at the dates stated therein and the consolidated results of operations, changes in financial position and cash flows of Victoria and the Victoria Subsidiaries for the periods stated therein.

     2.9 Proxy Statement and Other Filings. None of the information regarding Victoria and the Victoria Subsidiaries set forth in (a) the Proxy Statement (hereinafter defined), (b) the Registration Statement (hereinafter defined) and
(c) any other documents to be filed with the SEC, the Banking Regulators or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC, the Banking Regulators or any other regulatory authority and, in the case of the Proxy Statement, when mailed and, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in Section 6.4, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Victoria and the Victoria Subsidiaries are responsible for filing with the SEC, the Banking Regulators or any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     2.10 Absence of Certain Changes. Since December 31, 1994, except as contemplated by this Agreement or disclosed in the Victoria SEC Filings filed with the SEC since that date, Victoria and the Victoria Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been any change in the financial condition, results of operations or business of Victoria or any Victoria Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the financial condition, results of operation or business of Victoria and the Victoria Subsidiaries, taken as a whole.

     2.11 Litigation. Victoria has made available to Norwest copies of (i) all attorney responses to the request of the independent auditors for Victoria with respect to loss contingencies as of December 31, 1994 in connection with the Victoria financial statements included in the Victoria SEC Filings, and (ii) a written list of pending material legal and regulatory proceedings filed against Victoria or any Victoria Subsidiary since said date and before the date of this Agreement. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Victoria, threatened against or affecting Victoria or any of the Victoria Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have, or may reasonably be expected to have, a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole.

     2.12 Tax Matters. Each of Victoria and the Victoria Subsidiaries has filed all federal and state, and all material county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Victoria and the Victoria Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2.11, (i) neither Victoria nor any Victoria Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened to the knowledge of Victoria by any governmental authority, for the assessment or collection of taxes, interest, penalties,assessments or deficiencies and (ii) except as previously disclosed to Norwest, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Victoria or any Victoria Subsidiary which has not been settled, resolved and fully satisfied. Each of Victoria and the Victoria Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1995 referred to in Section 2.8, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Victoria and the Victoria Subsidiaries with respect to all periods through the date thereof.

     2.13 Employee Benefit Plan Matters. (a) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Victoria or any Victoria Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Victoria or any Victoria Subsidiary are those set forth on Schedule 2.13(a) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

     (b) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2.13(b), Victoria or the Victoria subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. To the knowledge of Victoria, each Plan which is subject to the qualification provisions of
Section 401(a) of the Code is "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
Section 501(a) of the Code.

     (c) Except as set forth on Schedule 2.13 (c), the present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

     (d) Except as disclosed in Schedule 2.13(d), and to the knowledge of Victoria, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA for which an exemption under Section 408 of ERISA or Section 4975 of the Code is inapplicable, or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the knowledge of Victoria, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Victoria and the Victoria Subsidiaries, taken as a whole.

     (e) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement.

     (f) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Victoria Plan years which would result in a material liability to Victoria and the Victoria Subsidiaries taken as a whole.

     (g) Except as disclosed in Schedule 2.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Victoria or any Victoria Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (h) Neither Victoria nor any Victoria Subsidiary has any obligation to provide welfare benefits to any of its former employees, except to the extent required by Section 4980B of the Code and Sections 601 through 608 of ERISA (collectively, "COBRA").

     2.14 Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking the imposition, or that could reasonably be expected to result in the imposition, on Victoria or any of the Victoria Subsidiaries of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Victoria, threatened against Victoria or any of the Victoria Subsidiaries, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole; to the knowledge of Victoria, there is no reasonable basis for any such proceeding, claim or action; and, to the knowledge of Victoria, neither Victoria nor any of the Victoria Subsidiaries is subject to any order, judgment, or decree by or with any court or governmental authority imposing any such environmental liability.

     2.15 Properties and Leases. Except as may be reflected in the Victoria Financial Statements and except for any lien for current taxes not yet delinquent, Victoria or one of the Victoria Subsidiaries has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Victoria's most recent consolidated balance sheet included in the Victoria SEC Filings and all real and personal property acquired since the date of such consolidated balance sheet, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Victoria or any of the Victoria Subsidiaries pursuant to which Victoria or any of the Victoria Subsidiaries, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Victoria or any of the Victoria Subsidiaries or any event which, with notice or lapse of time or both, would constitute such a material default. To the knowledge of Victoria, substantially all Victoria's and each Victoria Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     2.16 Certain Fees. Except as set forth in Schedule 2.16, neither Victoria nor any of its officers, directors or employees, on behalf of Victoria or any of the Victoria Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

     2.17 Compliance with Law. Victoria and each of the Victoria Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole.

     2.18 No Defaults. Neither Victoria nor any of the Victoria Subsidiaries is in default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default, in any material respect, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Victoria and the Victoria Subsidiaries, taken as a whole. To Victoria's knowledge, all parties with whom Victoria or any Victoria Subsidiary has material leases, agreements or contracts or who owe to Victoria or any Victoria Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Victoria Subsidiaries are in compliance therewith in all material respects.

     2.19 Insurance. Victoria and each of the Victoria Subsidiaries is presently insured or self insured, and during each of the past five calendar years has been insured or self insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     2.20  This section intentionally left blank.

     2.21  Section 368 Representations. To the knowledge of Victoria:

     (a) There is no plan or intention by any Victoria shareholder who owns 5% or more of the total number of shares of Victoria Common Stock (a "5% Shareholder"), and there is no plan or intention by any of the remaining Victoria shareholders to sell or otherwise dispose of a number of shares of Norwest Common Stock received pursuant to the Merger that would (i) reduce the Victoria shareholders' holdings of Norwest Common Stock to a number of shares having a total fair market value at the Effective Time of less than 50% of the total fair market value of all of Victoria's capital stock outstanding immediately prior to the Effective Time or (ii) reduce the 5% Shareholders' holdings of Norwest Common Stock to a number of shares having a total fair market value at the Effective Time of less than 50% of the total fair market value of all Victoria's capital stock held by the 5% Shareholders immediately prior to the Effective Time. For purposes of this Section, shares of Victoria's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of Victoria outstanding immediately prior to the Merger;

     (b) Norwest will not assume any debts or obligations of the holders of the Shares as part of the Merger;

     (c) There have not been any sales or redemptions of Victoria's capital stock in contemplation of the Merger;

     (d) The liabilities of Victoria assumed by Norwest as a part of the Merger and the liabilities to which the transferred assets of Victoria are subject were incurred by Victoria in the ordinary course of its business;

     (e) Victoria and its shareholders will pay their own expenses which are incurred in connection with the Merger;

     (f) Victoria has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger;

     (g) Victoria is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; and

     (h) Victoria is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     2.22 Administration of Trust Accounts. Victoria and each Victoria Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Victoria and the Victoria Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Victoria, any Victoria Subsidiary, nor any director, officer or employee of Victoria or any Victoria Subsidiary has committed breaches of trust with respect to such fiduciary accounts which are material to or could reasonably be expected to be material to the business, financial condition or results of operations of Victoria and the Victoria Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     2.23  Material Interests of Certain Persons. Except as set forth on
Schedule 2.23, to the knowledge of Victoria no officer or director of Victoria or any Victoria Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Victoria or any Victoria Subsidiary.

     Schedule 2.23 sets forth as of September 30, 1995 a correct and complete list of (i) any loan from Victoria to any present officer, director, employee or any associate of Victoria or any Victoria Subsidiary, or related interest of any such person, and (ii) any loan from any Victoria Subsidiary to any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Victoria's or such Victoria Subsidiary's Board of Directors.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF NORWEST

     Norwest hereby makes the representations and warranties set forth in this Article to Victoria.

     3.1 Organization and Qualification. Norwest and each of its Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively, the "Norwest Subsidiaries") is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is chartered or organized, or is a national bank, duly organized and in good standing under the laws of the jurisdiction in which it is chartered or organized, and Norwest is a bank holding company under the BHCA and in good standing under all laws, rules and regulations applicable to bank holding companies. Norwest and each of the Norwest Subsidiaries has all requisite power and authority and all necessary governmental authorizations to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement, except where the failure to have such governmental authority would not have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole. Norwest and each of the Norwest Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Norwest and its subsidiaries taken as a whole. Norwest has heretofore delivered to Victoria true and complete copies of Norwest's Certificate of Incorporation and Bylaws as in existence on the date hereof. Schedule 3.1 sets forth each of the Norwest Subsidiaries, the respective form of entity and the respective jurisdiction of incorporation or organization.

     3.2 Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, 13,311 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on September 30, 1995, 339,434,003 shares were outstanding and 3,265,458 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable. The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Victoria pursuant to this Agreement will, on such issuance and delivery to said shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Victoria pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Norwest.

     3.3 Authority Relative to the Agreement. Norwest has full corporate power and authority to execute and deliver this Agreement and no further corporate proceedings on the part of Norwest are necessary to consummate the transactions contemplated hereby, which have been duly and validly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Norwest and is a duly authorized, valid, legally binding and enforceable obligation of Norwest in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies and other governmental authorities having authority over Norwest or any of the Norwest Subsidiaries as may be required by statute or regulation.

     3.4  No Approvals or Notices Required; No Conflict. Except as set forth on
Schedule 3.4, neither the execution and delivery of this Agreement nor the performance by Norwest of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Norwest, will (a) conflict with the Charter or Bylaws of Norwest or any of the Norwest Subsidiaries; (b) assuming satisfaction of the requirements set forth in clause (c) below, violate any provision of law applicable to Norwest or any of the Norwest Subsidiaries; (c) except for (i) requirements of Federal and state securities law, (ii) requirements of Federal and state banking law, (iii) requirements of notice filings in such foreign jurisdictions as may be applicable, and (iv) the filing of Articles of Merger in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Norwest or any of the Norwest Subsidiaries; or (d) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Norwest or any of the Norwest Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Norwest or any of the Norwest Subsidiaries is a party or by which Norwest or any of the Norwest Subsidiaries or any of its or their assets or properties is bound or encumbered, except those that have already been given, obtained or filed, and except in any of the cases enumerated in clauses (b) through (d) above, those that, in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole.

     3.5 Regulatory Reports and Agreements. Since December 31, 1990, each of Norwest and the Norwest Subsidiaries has filed all applications, reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Banking Regulators or any other regulatory authority having jurisdiction over Norwest and the Norwest Subsidiaries. Neither Norwest nor any of the Norwest Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Banking Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Norwest or any of the Norwest Subsidiaries been advised by any Banking Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, memorandum of understanding, commitment letter or similar undertaking, order, directive or extraordinary supervisory letter, or any such board resolutions.

     3.6 SEC Filings. Since December 31, 1990, each of Norwest and the Norwest Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the SEC under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Norwest with the SEC since December 31, 1990 through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Norwest SEC Filings." Norwest has heretofore delivered to Victoria copies of Norwest's

Form 10-K for the year ended December 31, 1994 and all of Norwest's Forms 10-Q filed with the SEC since December 31, 1994, through the date of this Agreement.

     3.7 Material Contracts. Except as set forth in Schedule 3.7, neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (a) any labor contract or agreement with any labor union;

     (b) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

     (c) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

As of the date hereof, none of the Norwest subsidiary banks located in the State of Texas has an unsatisfactory rating with respect to the Community Reinvestment Act.

     3.8 Norwest Financial Statements. The consolidated statements of financial condition of Norwest and the Norwest Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick LLP and the unaudited consolidated balance sheets of Norwest and the Norwest Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1995 included in the Norwest SEC Filings (collectively, the "Norwest Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except, in the case of any financial statements covering less than a fiscal year, for normal recurring adjustments), and present fairly the consolidated financial position of Norwest and the Norwest Subsidiaries at the dates stated therein and the consolidated results of operations, changes in financial position and cash flows of Norwest and the Norwest Subsidiaries for the periods stated therein.

     3.9 Registration Statement and Other Filings. None of the information regarding Norwest and the Norwest Subsidiaries supplied or to be supplied by Norwest for inclusion in (a) the Registration Statement, (b) the Proxy Statement, and (c) any other documents to be filed with the SEC, the Banking Regulators or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC, the Banking Regulators or any other regulatory authority and, in the case of the Registration Statement, when it becomes effective and, in the case of the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in Section 6.4, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC, the Banking Regulators or any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     3.10 Absence of Certain Changes. Since December 31, 1994, except as contemplated by this Agreement or disclosed in the Norwest SEC Filings filed with the SEC since that date, Norwest and the Norwest Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been any change in the financial condition, results of operations or business of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and the Norwest Subsidiaries, taken as a whole.

     3.11 Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Norwest, threatened against or affecting Norwest or any of the Norwest Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have, or may reasonably be expected to have, a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole.

     3.12 Tax Matters. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3.12, (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     3.13 Employee Benefit Plan Matters. (a) As of September 30, 1995, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA
Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3.13(a) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

     (b) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3.13(b), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
Section 501(a) of the Code.

     (c) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

     (d) Except as set forth on Schedule 3.13(d), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

     (e) Except as set forth on Schedule 3.13(e), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

     (f) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

     (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     3.14 Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking the imposition, or that could reasonably be expected to result in the imposition, on Norwest or any of the Norwest Subsidiaries of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the knowledge of Norwest, threatened against Norwest or any of the Norwest Subsidiaries, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole; to the knowledge of Norwest, there is no reasonable basis for any such proceeding, claim or action; and, to the knowledge of Norwest, neither Norwest nor any of the Norwest Subsidiaries is subject to any order, judgment, or decree by or with any court or governmental authority imposing any such environmental liability.

     3.15 Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest or one of the Norwest Subsidiaries has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's most recent consolidated balance sheet included in the Norwest SEC Filings and all real and personal property acquired since the date of such consolidated balance sheet, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any of the Norwest Subsidiaries pursuant to which Norwest or any of the Norwest Subsidiaries, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such leases, any material existing default by Norwest or any of the Norwest Subsidiaries or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     3.16 Certain Fees. Neither Norwest nor any of its officers, directors or employees, on behalf of Norwest or any of the Norwest Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

     3.17 Compliance with Law. Norwest and each of the Norwest Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole.

     3.18 No Defaults. Neither Norwest nor any of the Norwest Subsidiaries is in default, nor has any event occurred which, with the passage of time or the giving of notice or both, would constitute a default, in any material respect, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Norwest and the Norwest Subsidiaries, taken as a whole. To Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     3.19 Insurance. Norwest and each of the Norwest Subsidiaries is presently insured or self insured, and during each of the past five calendar years has been insured or self insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

                                   ARTICLE IV

                             COVENANTS OF VICTORIA

     4.1 Conduct of Business. Victoria covenants and agrees that, from the date of this Agreement until the Effective Time, unless Norwest shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

     (a) The business of Victoria and the Victoria Subsidiaries shall be conducted only in, and Victoria and the Victoria Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice. Victoria and each Victoria Subsidiary will: (i) maintain its corporate existence in good standing except as set in Schedule 4.1(a); (ii) extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the first business day following the day of receipt of the request by a representative designated by Norwest in writing), (A) make any extensions of credit aggregating in excess of $500,000 to a person or entity that is not a borrower as of the date hereof, (B) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has aggregate extensions of credit in excess of $1,000,000 as of the date hereof, or (C) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has an extension of credit on Victoria's watch list on or after the date hereof; (iii) maintain in all material respects business and accounting records in accordance with the accounting principles and practices used for the Victoria Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles;(iv) use commercially reasonable efforts to maintain its properties in good repair and condition, ordinary wear and tear excepted; (v) use commercially reasonable efforts to maintain in all material respects presently existing insurance coverage; (vi) use all commercially reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; (vii) use its commercially reasonable efforts to obtain any approvals or consents required to maintain existing real property leases, material contracts and other contracts reasonably identified by Norwest in effect following the Merger;
(viii) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Victoria and each Victoria Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Victoria and the Victoria Subsidiaries, taken as a whole; (ix) permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times and in a reasonable manner when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Victoria herein expressed.

     (b) Victoria shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, or permit any Victoria Subsidiary to issue, sell, pledge, dispose of or encumber, (A) any capital stock of Victoria or any Victoria Subsidiary except upon the exercise of Victoria Options outstanding as of the date of this Agreement or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money or any assets of Victoria or any Victoria Subsidiary; (ii) amend or propose to amend the respective Charters or Bylaws of Victoria or any Victoria Subsidiary, (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in stock or any extraordinary dividend payable in cash or other property with respect to its capital stock whether now or hereafter outstanding, provided, however, that between the date hereof and the Effective Time, Victoria may (A) pay the regular cash dividend on Victoria Common Stock in the amount of $0.16 per share in the fourth quarter of 1995, (B) declare and pay regular cash dividends on Victoria Common Stock in amounts not to exceed $0.16 per share in each of the first two quarters of 1996, provided, however, that the shareholders of Victoria shall be entitled to either a dividend on Victoria Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall occur, (C) declare and pay a special cash dividend on Victoria Common Stock in an amount not to exceed $0.09 per share in the first quarter of 1996, and (D) if the Effective Time is after the record date for the regular cash dividend paid on Norwest Common Stock in the third quarter of 1996, Victoria may declare and pay cash dividends on Victoria Common Stock in an aggregate amount equal to the amount, if any, the holders of Victoria Common Stock would have received as holders of Norwest Common Stock had the Effective Time been on or before such record date, provided, however, that the shareholders of Victoria shall be entitled to either a dividend on Victoria Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall occur; (iv) redeem, purchase or acquire or offer to acquire, or permit any of the Victoria Subsidiaries to redeem, purchase or acquire or offer to acquire, any of its or their capital stock; (v) authorize or incur any long-term debt (other than deposit liabilities); (vi) mortgage, pledge or subject to any material lien or other material encumbrance any of its properties, except in the ordinary course of business; (vii) enter into any agreement, contract or commitment requiring payments by Victoria or any Victoria Subsidiary in excess of $100,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; (viii) make any investments except investments in the ordinary course of business; (ix) enter into any arrangements relating to derivative securities; (x) amend or terminate any Plan except as required by law and except that (A) Victoria reserves the right to amend and/or terminate the Supplemental Executive Retirement Plan (the "SERP"), in whole or in part, at any time, and to make distributions therefrom in accordance with its terms provided, however, that no such amendment shall have the effect of increasing the benefits otherwise provided under the SERP as of the date hereof; (B) to the extent the SERP is amended or terminated, any amounts that, but for such amendment, would have been deferred into the SERP on account of statutory limitations affecting the Victoria 401(k) Profit Sharing Plan, shall instead be paid directly to affected participants, and (C) Victoria reserves the right to amend the Victoria 401(k) Profit Sharing Plan to provide that any contributions that are limited by statute which would otherwise have been contributed to the SERP (but cannot be contributed due to the termination of the SERP) shall be paid directly to affected participants; (xi) make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; (xii) increase the compensation of any officers, directors or executive employees, except to an extent consistent with Victoria's past compensation plans and practices; (xiii) sell or otherwise dispose of any shares of the capital stock of any Victoria Subsidiary; (xiv) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; or (xv) except in the ordinary course of business and consistent with past practice and prudent banking practices, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.1(b);

     (c) Neither Victoria nor any of the Victoria Subsidiaries shall take, and Victoria will use its reasonable efforts to prevent any affiliate of Victoria from taking, any action that would cause the Merger not to be treated as a "pooling of interests" for accounting purposes; and

     (d) Victoria shall, and shall cause the Victoria Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on Victoria and the Victoria Subsidiaries, taken as a whole, and except for such obligations as Victoria or the Victoria Subsidiaries in good faith may dispute.

     4.2 Exchange Act Filings. From the date hereof to the Closing Date, Victoria shall deliver to Norwest, when reasonably available, Victoria's Quarterly Reports on Form 10-Q and Victoria's Annual Reports on Form 10-K, as filed with the SEC, and any other filings made by Victoria with the SEC under the Exchange Act.

     4.3 No Shopping. Victoria, each Victoria Subsidiary and their respective directors, officers, representatives or agents will not directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Victoria shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Victoria or any Victoria Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Victoria or any Victoria Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Victoria or any Victoria Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Victoria or any Victoria Subsidiary concerning any of the foregoing, Victoria or such Victoria Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     4.4 Affiliates' Agreements. Victoria shall enter into, and shall use its best efforts to cause each shareholder who, in the opinion of counsel for Victoria, is an "affiliate" (as defined in Rule 405 of the General Rules and Regulations under the Securities Act) of Victoria to enter into, an agreement substantially in the form of Exhibit B attached hereto within ten days after the date hereof.

     4.5 Directors' and Officers' Liability. Immediately prior to the Effective Time, Victoria shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party (as defined in Section 6.11 of this Agreement) and known to Victoria, or circumstances reasonably deemed by Norwest to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

     4.6 Pension and Welfare Benefit Plans. Victoria and each Victoria Subsidiary will take all action necessary or required (i) to terminate or amend, if requested in writing by Norwest, all welfare benefit plans and to amend, if requested in writing by Norwest, all qualified retirement plans to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and all non-qualified benefit plans and compensation arrangements as of the Effective Time, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time. Norwest agrees to maintain and preserve all "protected benefits" described under Section 411(d)(6) of the Code of any of the Plans following the merger of any such Plan into a Norwest Plan. Victoria retains the right prior to the Effective Time to amend the Victoria 401(k) Profit Sharing Plan to provide for 100% vesting of participant accounts thereunder as of the Effective Time. Victoria retains the right to make a discretionary contribution to the Victoria 401(k) Profit Sharing Plan, in accordance with past practices, not to exceed 10% of net profits for the 1995 Plan year. Victoria further retains the right to amend the Victoria 401(k) Profit Sharing Plan to provide that the last day of the Plan year, for purposes of making a discretionary contribution may be treated as the Effective Time, so that Victoria may make a discretionary profit sharing contribution, in accordance with past practices not to exceed 10% of net profits (calculated without regard to the effect of Section 4.9) for that portion of the Plan year immediately preceding the Effective Time.

     4.7 Environmental Assessments. Victoria shall obtain, at Norwest's expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than eight (8) weeks and written reports shall be delivered to Norwest no later than sixteen (16) weeks from the date of this Agreement. Victoria shall obtain, at Norwest's expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

     4.8 Title and Survey Work. Victoria shall obtain to the extent requested by Norwest, at Norwest's expense, commitments for title insurance and boundary surveys for each bank facility owned by Victoria or any Victoria Subsidiary, which shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement.

     4.9 Accruals and Reserves. Immediately prior to the Effective Time, Victoria shall establish such additional accruals and reserves as may be necessary to conform Victoria's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Victoria's business following the Merger and to provide for the costs and expenses relating to the consummation by Victoria of the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE V

                              COVENANTS OF NORWEST

     5.1 Conduct of Business. Norwest covenants and agrees that, from the date of this Agreement until the Effective Time, unless Victoria shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

     (a) Norwest will: (i) maintain its corporate existence in good standing;
(ii) conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; (iii) maintain in all material respects all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Neither Norwest nor any of the Norwest's Subsidiaries shall take, and Norwest will use its reasonable efforts to prevent any affiliate of Norwest from taking, any action that would cause the Merger not to be treated as a "pooling of interests" for accounting purposes; and

     (c) Norwest shall, and shall cause the Norwest Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on Norwest and the Norwest Subsidiaries, taken as a whole, and except for such obligations as Norwest or the Norwest Subsidiaries in good faith may dispute.

     5.2 Exchange Act Filings. From the date hereof to the Closing Date, Norwest shall deliver to Victoria, when reasonably available, Norwest's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (together with Current Reports on Form 8-K filed since December 31, 1994) and Annual Report on Form 10-K, as filed with the SEC.

     5.3 Reservation and Listing of Norwest Common Stock. Norwest shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of Norwest Common Stock as may be issuable upon consummation of the Merger. Norwest shall cause the shares of Norwest Common Stock to be issued upon consummation of the Merger to be approved for listing on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance, prior to the Closing Date.

     5.4 Statutory Underwriters. From and after the Effective Time, Norwest shall file all reports with the SEC necessary to permit the shareholders of Victoria who may be deemed to be "underwriters" (within the meaning of Rule 145 of the General Rules and Regulations under the Securities Act) of the Victoria Common Stock to sell Norwest Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) of the General Rules and Regulations under the Securities Act if they would otherwise be so entitled; provided, however, that Norwest is otherwise obligated to file such reports with the SEC.

     5.5 Newco. Norwest shall, within 5 business days after the date hereof, incorporate Newco as a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and shall take such actions as may be necessary to cause Newco's board of directors to ratify and approve the Merger in accordance with the terms of this Agreement and agree to be bound by the terms of this Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Access to Information. For a period not exceeding thirty days prior to the Effective Time, Norwest shall, and shall cause the Norwest Subsidiaries and its or their officers, directors, employees and representatives to, afford the representatives of Victoria complete access during normal business hours to its or their officers, employees, representatives, properties, books and records, and shall furnish Victoria all financial, operating and other data and information as Victoria through its representatives, reasonably may request. No such examination by Victoria or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     6.2 Proxy Statement and Registration Statement. As promptly as practicable after the date of this Agreement, Norwest and Victoria shall prepare and file with the SEC a combined proxy and registration statement (the "Proxy/Registration Statement") on Form S-4 (or on such other form as shall be appropriate), which shall constitute the proxy statement (the "Proxy Statement") of Victoria relating to the approval and adoption of the Merger and this Agreement by the shareholders of Victoria, and the registration statement of Norwest with respect to the Norwest Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as practicable after comments are received from the SEC on the Proxy/Registration Statement, Victoria and Norwest shall make all reasonable efforts to cause the Proxy/Registration Statement to become effective.

     6.3 Confidentiality. (a) Victoria agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any nonpublic information received by it, any Victoria Subsidiary or its or their representatives from Norwest, any Norwest Subsidiary or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Victoria and the Victoria Subsidiaries as necessary in connection with the transactions and filings contemplated hereby; and (iii) for information which becomes publicly available other than through Victoria. In the event the Merger is not consummated, Victoria shall return to Norwest all nonpublic documents and other material obtained from Norwest, the Norwest Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, or shall certify to Norwest that such information has been destroyed.

     (b) Norwest agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any nonpublic information received by it, any Norwest Subsidiary or its or their representatives from Victoria, any Victoria Subsidiary or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Norwest and the Norwest Subsidiaries as necessary in connection with the transactions and filings contemplated hereby; and (iii) for information which becomes publicly available other than through Norwest. In the event the Merger is not consummated, Norwest shall return to Victoria all nonpublic documents and other material obtained from Victoria, the Victoria Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, or shall certify to Victoria that such information has been destroyed.

     6.4 Meetings of Shareholders. Victoria shall promptly take all action reasonably necessary in accordance with the TBCA and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to be held not later than thirty (30) business days following the effective date of the Registration Statement to consider and vote upon the adoption and approval of the Merger and this Agreement by the affirmative vote of two-thirds of the outstanding shares of Victoria Common Stock. Subject to its fiduciary obligations under applicable law, the Board of Directors of Victoria (a) shall recommend at such meeting that the shareholders of Victoria vote to adopt and approve the Merger and this Agreement; (b) shall use its reasonable efforts to solicit from shareholders of Victoria proxies in favor of such adoption and approval; and (c) shall take all other action reasonably necessary to secure a vote of its shareholders in favor of the adoption and approval of the Merger and this Agreement.

     6.5 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Norwest shall, and shall cause the Norwest Subsidiaries to, and Victoria shall, and shall cause the Victoria Subsidiaries to, (a) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws required to consummate the transactions contemplated herein and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (b) make all necessary filings under the BHCA and with the Banking Regulators required to consummate the transactions contemplated herein;
(c) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein; and (d) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated herein. Norwest shall provide to Victoria and Victoria shall provide to Norwest, as soon as reasonably practicable, all nonconfidential portions of applications filed with and correspondence to or from the Banking Regulators related to the consummation of the transactions contemplated herein. Victoria shall not, and shall not permit any of the Victoria Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied. Norwest shall not, and shall not permit any of the Norwest Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied.

     6.6 Notification of Certain Matters. Victoria shall give prompt notice to Norwest, and Norwest shall give prompt notice to Victoria, orally and in writing, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, (b) any material failure of Victoria, any Victoria Subsidiary or any of their officers, directors, employees or agents, or Norwest, any Norwest Subsidiary or any of their officers, directors, employees or agents, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (c) any fact or event that would make it necessary to amend the Registration Statement or Proxy Statement in order to render the statements therein not misleading or to comply with applicable law. Victoria promptly shall advise Norwest orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Victoria and the Victoria Subsidiaries, taken as a whole. Norwest promptly shall advise Victoria orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Norwest and the Norwest Subsidiaries, taken as a whole.

     6.7 Agreement to Defend. Subject to the fiduciary obligation of Victoria's Board of Directors under applicable law, in the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, Norwest and Victoria hereby agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     6.9 Employee Benefit Plans. Each person who is an employee of Victoria or any Victoria Subsidiary as of the Effective Time ("Victoria Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Victoria Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (with full credit for years of past service to Victoria and Victoria Subsidiaries, to the extent credited under the respective employee welfare benefit plans of Victoria and Victoria Subsidiaries, and not subject to pre-existing condition exclusions, except with respect to the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Time (provided, however, that the transition from the Victoria plans to the Norwest plans shall be facilitated without gaps in coverage for participants and covered dependents in the plans and it is Norwest's intention that such transition be facilitated without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans):

        Medical Plan
        Dental Plan
        Vision Plan
        Short Term Disability Plan
        Long Term Disability Plan
        Long Term Care Plan
        Flexible Benefits Plan
        Basic Group Life Insurance Plan
        Group Universal Life Insurance Plan
        Dependent Group Life Insurance Plan
        Business Travel Accident Insurance Plan
        Accidental Death and Dismemberment Plan
        Severance Pay Plan
        Vacation Program

For the purpose of determining each Victoria Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a Victoria Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Norwest shall credit each Victoria Employee for the year during which coverage under the Norwest Medical Plan begins, with any deductibles previously incurred during such year under the Victoria medical plan. Norwest will offer all current participating retirees and their covered dependents and those becoming eligible and choosing to participate in the Victoria retiree medical plan prior to the Effective Time, access to Norwest's retiree medical plan.

     (b) Employee Retirement Benefit Plans.

     Each Victoria Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Victoria and the Victoria Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Victoria and Victoria Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which is at least 32 days after the Effective Time.

The Victoria Profit Sharing 401(k) Plan shall be merged with the SIP following the Merger and the outstanding plan loan balances under the Victoria Profit Sharing 401(k) Plan shall be transferred over to and retained by the SIP, such that the affected Victoria Employees who have outstanding loan balances (which are not otherwise in default) under the Victoria Profit Sharing 401(k) Plan immediately preceding the plan merger, shall not incur a taxable event upon the plan merger.

     Each Victoria Employee shall be eligible for participation, subject to any applicable eligibility requirements (with full credit for years of past service to Victoria and the Victoria Subsidiaries, to the extent credited under the respective employee retirement benefit plans of Victoria and Victoria Subsidiaries, for the purpose of satisfying any applicable eligibility and vesting periods, but without credit for years of past service to Victoria and the Victoria Subsidiaries for purposes of benefit accruals), in the Norwest Pension Plan under the terms thereof and shall enter the Norwest Pension Plan no later than the first day of the calendar quarter which is at least 32 days after the Effective Time.

     In addition to the Norwest pension benefit described above, Norwest agrees that the pension benefit earned under the Victoria Pension Plan for each Victoria Employee entitled to such a benefit shall be computed using such employee's compensation prior to subsequent termination of employment, rather than using such employee's compensation prior to the Effective Time; provided, however, that if, assuming no change in the actuarial assumptions in effect on the date hereof, the assets in the Victoria Pension Plan as of December 31, 1995 do not exceed the accumulated pension benefit obligation computed using the Victoria Employees' compensation as of December 31, 1995 (current service, current pay) for such Plan by at least $3,000,000, then the parties agree reasonably to adjust the pension benefit payable under the Victoria Pension Plan for each Victoria Employee entitled to such a benefit using an amount which is at least equal to such employee's compensation prior to the Effective Time but less than such employee's compensation prior to subsequent termination of employment. Victoria and Norwest agree to use their best efforts to determine the amount of such assets and such accumulated pension benefit obligation and calculate any necessary adjustments under this paragraph no later than March 15, 1996.

     6.10 Public Announcement. Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein shall occur upon, and be determined by, the mutual consent of Victoria and Norwest.

     6.11 Indemnification; Directors' and Officers' Insurance. (a) Following the Effective Time Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, employee or agent of Victoria or any of its Subsidiaries (each an "Indemnified Party" and, collectively, the "Indemnified Parties") pursuant to Victoria's Articles of Incorporation or By-laws or similar governing documents of any Victoria Subsidiary, and pursuant to the terms of the indemnification agreements between Victoria or any Victoria Subsidiary and its directors and/or officers approved by the Board of Directors of Victoria on January 17, 1995, and in the form provided to Norwest, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time, survive the Merger and shall continue in full force and effect and be fully honored. Nothing contained in this Section 6.11 shall be deemed to preclude the liquidation, consolidation or merger of Victoria or any Victoria Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of all or substantially all of the assets of Victoria, Norwest shall guarantee, to the extent of the consolidated net asset value of Victoria as of the Effective Time, the indemnification obligations of Victoria or any Victoria Subsidiary to the extent of indemnification obligations of Victoria and the Victoria Subsidiaries described above. Notwithstanding anything to the contrary contained in this
Section 6.11(a), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Victoria or any Victoria Subsidiary (or a director or officer of a corporation, banking institution or other entity acquired by Victoria or any Victoria Subsidiary with respect to claims based on, or arising out of, or pertaining to, a matter which occurred prior to the consummation of any such acquisition) to a greater extent than Victoria or any Victoria Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

     (b) Any Indemnified Party wishing to claim indemnification under Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation or circumstances likely to give rise thereto, shall promptly notify Norwest thereof (the "Claim Notice"), but the failure to so notify shall not relieve Victoria, any Victoria Subsidiary or Norwest or any Norwest Subsidiary of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation arising after the Effective Time,

(A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense within 15 days of receiving the related Claim Notice or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him or her, and Norwest shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

     (c) For a period of four years after the Effective Time, Norwest shall use reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Victoria and the Victoria Subsidiaries (provided that Norwest may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11, any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by Victoria for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     (d) If Norwest or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this Section 6.11.

     (e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.12 Shareholder Agreements. Victoria agrees to use its best efforts to obtain from each of the persons listed on Schedule 6.12 an executed letter agreement, in the form attached hereto as Exhibit D, within seven days of the date hereof, pursuant to which such persons agree to vote their shares of Victoria Common Stock in favor of the Merger.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of Norwest, Newco and Victoria to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing Date:

     (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Victoria as may be required by law, by the rules of the Nasdaq National Market, and by any applicable provisions of its Articles of Incorporation or Bylaws;

     (b) There shall have been obtained any and all approvals of the Banking Regulators, and any applicable waiting period with respect thereto shall have expired;

     (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

     (d) The Registration Statement shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC;

     (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction and of any other governmental body or agency that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Norwest, the Surviving Corporation and their subsidiaries, taken as a whole after consummation of the Merger and any applicable waiting period with respect thereto shall have expired;

     (f) All approvals of private persons or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith and (ii) the nonreceipt of which would have a material adverse effect on the business, financial condition or results of operations of Norwest, the Surviving Corporation and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained; and

     (g) Norwest and Victoria shall have received from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., a written opinion dated as of the date that the Proxy Statement is first mailed to the shareholders of Norwest and Victoria to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) Norwest and Victoria will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, (iii) Norwest or Victoria shall not recognize any gain or loss as a result of the Merger, and (iv) the shareholders of Victoria shall not recognize any gain or loss as a result of the Merger, other than to the extent such shareholders receive cash in lieu of fractional shares, and such opinion shall not have been withdrawn or modified in any material respect.

     7.2 Conditions to the Obligations of Norwest and Newco to Effect the Merger. The obligations of Norwest to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing Date:

     (a) The representations and warranties of Victoria contained in Article II shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Victoria on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Victoria shall have been delivered to Norwest;

     (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations, business or prospects of Victoria and the Victoria Subsidiaries, taken as a whole, shall have occurred, and Victoria and the Victoria Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Victoria and the Victoria Subsidiaries, taken as a whole, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Victoria shall have been delivered to Norwest; and

     (c) Victoria shall have furnished to Norwest letters of resignation from those current officers and directors of Victoria who are not, as of the Effective Time, directors or officers of Newco.

     (d) No approvals, licenses or consents granted by any Banking Regulators or other governmental or regulatory authority in connection with the transactions contemplated by this Agreement shall contain any condition or requirement relating to Victoria or any Victoria Subsidiary that, in the reasonable judgment of Norwest, is unreasonably burdensome to Norwest.

     (e) Victoria shall qualify to engage in a "pooling of interests" transaction for accounting purposes and Norwest shall have received from Arthur Andersen LLP an opinion to that effect.

     (f) At any time since the date hereof the total number of shares of Victoria Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Victoria Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 8,516,843.

     7.3 Conditions to the Obligations of Victoria to Effect the Merger. The obligations of Victoria to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Closing Date:

     (a) The representations and warranties of Norwest and Newco contained in
Article III shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Norwest on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Norwest shall have been delivered to Victoria;

     (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations, business or prospects of Norwest and the Norwest Subsidiaries, taken as a whole, shall have occurred, and Norwest and the Norwest Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Norwest and the Norwest Subsidiaries, taken as a whole, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Norwest shall have been delivered to Victoria; and

     (c) The shares of Norwest Common Stock issuable upon consummation of the Merger shall have been approved for listing on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance.

     (d) Prior to the mailing of the Proxy Statement, Victoria and the Board of Directors of Victoria shall have received an opinion of J. P. Morgan Securities, Inc. addressed to Victoria and the Board of Directors of Victoria, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as J. P. Morgan Securities, Inc. deems appropriate or necessary, to the effect that the consideration to be received by shareholders of Victoria pursuant to the Merger is fair from a financial point of view. Victoria shall promptly provide a copy of such opinion to Norwest upon receipt.

                                  ARTICLE VIII

             TERMINATION; AMENDMENT; WAIVER; EXTENSION; NONSURVIVAL

     8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the shareholders of Norwest or Victoria:

     (a) by mutual written consent of Norwest and Victoria;

     (b) by either Norwest or Victoria upon written notice to the other party if the Merger has not been effected on or before September 30, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

     (c) by either Norwest or Victoria upon written notice to the other party if a Takeover Proposal constitutes a Superior Proposal; provided, however, that Victoria shall not be permitted to terminate this Agreement pursuant to this
Section 8.1(c) unless (i) it has not breached any covenant contained in Section
4.3 and (ii) it delivers to Norwest simultaneously with such notice of termination the fee referred to in Section 8.2(b). As used in this Agreement:
"Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Victoria or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Victoria, and "Superior Proposal" means a Takeover Proposal which the

Board of Directors of Victoria shall determine in good faith, after taking into account the written advice of its outside counsel, that failure to accept such proposal or offer would or could reasonably be expected to violate its fiduciary duties under applicable law. The term "person" for purposes of this Agreement has the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder but shall not include Norwest.

     (d) by either Norwest or Victoria upon written notice to the other party if a final, unappealable order to restrain, enjoin or otherwise prevent a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

     (e) by either Norwest or Victoria upon thirty days written notice if the required approval of the shareholders of Victoria for the adoption and the approval of the Merger and this Agreement is not received at the Victoria shareholder meeting;

     (f) by Norwest if (i) the Board of Directors of Victoria fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (ii) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Victoria or Victoria's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Victoria shareholders contemplated by Section 6.4, or (iii) the meeting of Victoria shareholders contemplated by Section 6.4 is not held prior to September 30, 1996 and Victoria has failed to comply with its obligations under Section 6.4;

     (g) by Victoria, within five business days after the Shareholder Meeting Date, if both of the following conditions are satisfied:

          (i) the average closing price per share of the Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for the ten full trading days ending on the day immediately preceding the Shareholder Meeting Date (the "Norwest Average Price") is less than $28.00; and

          (ii) the number obtained by dividing the Norwest Average Price by $32.50 [the closing price of a share of Norwest Common Stock on the trading day immediately preceding the date of this Agreement] is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.15 from such latter number.

For purposes of this Section 8.1(g):

          "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of September 30, 1995 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between September 30, 1995 and the close of the trading day immediately preceding the date of this Agreement).

          "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 10 trading days ending on the day immediately preceding the Shareholder Meeting Date (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

          "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

          "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

          "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

          "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

          "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the date of the Victoria shareholder meeting held to approve this Agreement the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time.

     8.2 Effect of Termination. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Sections 6.3, 6.7 and 6.8 and this Article. Nothing contained in this Section shall relieve any party from liability for a willful and material breach of the representations and warranties made by it, or willful and material breach of any of its covenants, agreements, duties or obligations under this Agreement.

     (b) If this Agreement is terminated pursuant to Sections 8.1(c) or 8.1(f), and if terminated pursuant to Section 8.1(f) and prior thereto or within 12 months after such termination:

          (i) Victoria or its bank subsidiary (the "Bank") or any successor to either Victoria or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined below) or an Acquisition Event shall have occurred; or

          (ii) the Board of Directors of Victoria shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Victoria approve or accept any Acquisition Event, then Victoria shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $5.0 million.

     "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Victoria, the Bank or any successor to either,
(ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Victoria or its Subsidiaries representing 25% or more of the consolidated assets of Victoria and the Victoria Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Victoria or any Victoria subsidiary in each case with or by a person or entity other than Norwest or an affiliate of Norwest. An Acquisition Event shall not include an internal reorganization transaction or series of related transactions involving solely Victoria and the Victoria Subsidiaries.

     8.3 Amendment and Waiver. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the shareholders of Victoria, this Agreement may be amended only as may be permitted by applicable provisions of the TBCA. Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     8.4 Extension. At any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other parties hereto. Any agreement on the part of any party to any such extension shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     8.5 Nonsurvival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the provisions of Article I, Sections 6.3, 6.7, 6.8, 6.9 and 6.11, and this Article.

                                   ARTICLE IX

                                    GENERAL

     9.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and
(b) shall not be assigned by operation of law or otherwise, provided that Norwest may assign its rights and obligations to any direct or indirect, wholly-owned, subsidiary of Norwest, but no such assignment shall relieve Norwest of its obligations hereunder if such assignee does not perform such obligations.

     9.2 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered, if delivered by hand delivery, courier or telecopy, or three business days after mailing registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to Norwest:         Norwest Corporation
                       Norwest Center
                       Sixth and Marquette
                       Minneapolis, MN 55479-1026
                       Attention: Secretary
                       Telecopier No: (612) 667-4399
if to Victoria:        Mr. Charles R. Hrdlicka
                       Chairman and Chief Executive Officer
                       Victoria Bankshares, Inc.
                       One O'Connor Plaza
                       Victoria, TX 77902
                       Telecopier No.: (512) 574-5164

with a copy to:        Mr. Marcus A. Watts
                       Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                       3400 Texas Commerce Tower
                       600 Travis
                       Houston, Texas 77002
                       Telecopier No.: (713) 223-3717

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.6 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     9.9 Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                            NORWEST CORPORATION

                                            By:      /s/  JOHN E. GANOE
                                            Name:         John E. Ganoe
                                            Title:    Senior Vice President

Attest:

By:            [ILLEGIBLE]
               Secretary

                                            VICTORIA BANKSHARES, INC.

                                            By:     /s/  C. R. HRDLICKA
                                            Name:        C. R. Hrdlicka
                                            Title:     Chairman and Chief
                                                        Executive Officer

Attest:

By:     /s/  GREGORY SPRAWKA
               Secretary

Agreed to this 17th day of November 1995:

                                            NORWEST SUB CORPORATION

                                            By:    /s/  STANLEY S. STROUP
                                            Name:       Stanley S. Stroup
                                            Title:          President

Attest:

By:           [ILLEGIBLE]
               Secretary

                                                                       EXHIBIT A

                            EXCHANGE AGENT AGREEMENT

     Agreement dated as of             , 19  by and between NORWEST CORPORATION,
a Delaware corporation ("Norwest"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION (the "Agent").

     WHEREAS pursuant to an Agreement and Plan of Merger dated as of November , 1995, by and between Norwest, Norwest Sub Corporation, a Texas Corporation
("Newco") and Victoria Bankshares, Inc., a Texas corporation ("Victoria")(the "Agreement"), Newco was merged with and into Victoria (the "Merger") effective
            , 19  (the "Effective Date").

     WHEREAS the Agent is the transfer agent and registrar for the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock").

     WHEREAS Norwest desires that the Agent act as exchange agent for the purpose of effecting the distribution of Norwest Common Stock to the holders of the common stock of Victoria, par value $1.00 per share ("Victoria Common Stock").

     NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

                                   ARTICLE I

     1. Norwest hereby irrevocably instructs the Agent, in its capacity as transfer agent and registrar for Norwest Common Stock, to issue shares of Norwest Common Stock from authorized but heretofore unissued stock to "Norwest Bank Minnesota, N.A., Agent for Victoria Bankshares, Inc. Shareholders", as of the Effective Date, and, in its capacity as exchange agent, to hold a certificate or certificates for such shares, representing the aggregate number of shares of Norwest Common Stock into which outstanding shares of Victoria Common Stock were converted pursuant to the provisions of the Agreement (the "Norwest Shares"). In addition, Norwest instructs the Agent to hold the sum of
$     (the "Fractional Share Fund"), which sum Norwest will transfer to the
Agent by wire transfer upon request of the Agent.

     2. A complete and correct list of the holders of record of Victoria Common Stock as of the close of business on the Effective Date, identifying each shareholder by name, address and number of shares owned, have been previously transmitted to the Agent by electronic means. No transfers have occurred since the Effective Date.

                                   ARTICLE II

     1. The Agent undertakes to send Letters of Transmittal for Victoria Common Stock, in the form attached hereto, to each holder of record ("Record Holder") of an outstanding certificate or certificates which immediately prior to
          .m. on the Effective Date (the "Effective Time") evidenced shares of Victoria Common Stock and which after such Effective Time shall have been converted into shares of Norwest Common Stock pursuant to the terms of the Agreement, advising such Record Holder of the terms of such conversion and the procedures for surrendering such certificate or certificates in exchange for a certificate evidencing Norwest Common Stock.

     2. The Agent covenants and agrees that as soon as practicable following receipt by the Agent from a Record Holder of a certificate or certificates representing Victoria Common Stock, accompanied by the appropriate Letter of Transmittal duly completed and executed in accordance with the instructions appearing therein, the Agent shall deliver to such Record Holder (or to a transferee specified in such Letter of Transmittal) a certificate representing
full shares of Norwest Common Stock on the basis of      shares of Norwest
Common Stock for each share of Victoria Common Stock surrendered. All shares (and payments made pursuant to paragraphs 4 and 8 of this Article II) are to be mailed by first class mail, postage prepaid.

     3. Certificates representing shares of Norwest Common Stock issued to the following Record Holders or their transferees (who may reasonably be deemed an "affiliate" of Victoria within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended):

              [List persons required to deliver Rule 145 letters]

--------------------------  -------------------------  -------------------------
--------------------------  -------------------------  -------------------------
--------------------------  -------------------------  -------------------------
--------------------------  -------------------------  -------------------------
--------------------------  -------------------------  -------------------------

shall bear the following legend on the back of each certificate:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     4. No certificate or scrip for a fractional share of Norwest Common Stock shall be issued. In lieu of each fractional share, any Record Holder or transferee who would otherwise be entitled to a fractional share of Norwest Common Stock shall, upon surrender of his or her certificates representing Victoria Common Stock, be paid the cash value of such fraction of a share of Norwest Common Stock, which cash value shall be equal to the fraction multiplied
by $          (which is the average of the closing prices of a share of Norwest
Common Stock as reported on the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders of Victoria held to approve the Merger).

     5. If any Record Holder shall report that his or her failure to surrender any certificate representing shares of Victoria Common Stock is due to the loss, misplacement or destruction of such certificate or certificates, the Agent shall require such Record Holder to furnish a Bond of Indemnity Agreement, in form satisfactory to the Agent and Norwest, before delivering to such Record Holder (or his or her transferee) the certificate for the shares of Norwest Common Stock to which he or she is entitled.

     6. The Agent shall comply with all applicable Federal tax requirements with respect to the exchange of certificates for shares of Victoria Common Stock for Norwest Common Stock and payments for fractional shares. The Agent shall require that each person surrendering certificates representing shares of Victoria Common Stock properly complete and execute a Substitute Form W-9. In addition, the Agent shall complete all required reporting on Forms 1099-B with respect to the transaction.

     7. The Agent shall cancel and return to Norwest the certificates for shares of Victoria Common Stock exchanged after a period of one year.

     8. The Agent shall receive and hold, for distribution without interest to each Record Holder, and then distribute in accordance with the terms of the Agreement, all dividends and other distributions paid on shares of Norwest Common Stock to which such Record Holder is entitled. Norwest will ensure that the Agent has sufficient funds and assets to make such dividends and distributions.

                                  ARTICLE III

     1. The Agent:

          (a) shall not be obligated to take any legal action hereunder which might in its judgment involve any expense or liability unless it shall have been furnished with reasonable indemnity from Norwest;

          (b) may rely on and shall be protected in acting on any certificate, instrument, opinion, notice, letter, telegram, or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties;

          (c) may rely on and shall be protected in acting upon the written instructions of the Secretary, Assistant Secretary or any Vice President of Norwest; and

          (d) may consult counsel satisfactory to it, who may be counsel to Norwest, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

     2. Norwest agrees to indemnify and hold the Agent harmless against any loss, claim, liability or expense (including, without limitations, the costs and expenses of defending against such loss, claim or liability) incurred without gross negligence on its part arising out of or in connection with:

          (a) the performance of its duties hereunder, or

          (b) reliance by the Agent upon the information relating to the Victoria Common Stock provided to the Agent by Victoria provided that, in any case in which there is a discrepancy between such information and the information contained in the certificate or certificates surrendered to the Agent by a former holder of Victoria Common Stock for exchange under the terms hereof, the Agent shall have a duty to inquire as to the reason for such discrepancy.

     3. Norwest agrees to pay the reasonable and customary fees of the Agent for the services of the Agent in connection with this agreement and to reimburse the Agent for all reasonable out-of-pocket expenses incurred by it pursuant to or in connection with its services hereunder.

     4. This agreement shall be construed and enforced in accordance with the laws of the State of Minnesota and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

     5. If a certificate representing shares of Victoria Common Stock is submitted with a Letter of Transmittal with instructions to issue any certificate representing Norwest Common Stock, or to make any fractional share payment, in a name other than the name that appears on the certificate so surrendered, the Agent shall not deliver such certificate or payment unless and until the certificate surrendered is properly endorsed or accompanied by appropriate stock powers (with signatures appearing on such endorsements or stock powers and on the letter of transmittal Medallion guaranteed by an eligible financial institution), and there has been provided to the Agent payment on account of, or proof of payment of, any necessary stock transfer taxes or a duly-executed exemption certificate or other evidence satisfactory to the Agent that all such taxes have been paid or do not apply. The Agent shall pay any transfer tax on account of which payment has been made to the Agent. A letter of transmittal which is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity should be accompanied by proper evidence of the signer's authority to act (if the surrendered certificate is not registered in the name of the fiduciary or representative). If more that one person is the record holder of a surrendered certificate, each such holder must sign the corresponding letter of transmittal.

     6. The Agent shall maintain adequate records of all acts done by the Agent in the performance of its duties under this agreement. Such records shall be available for inspection at any time during normal business hours by any person so authorized by Norwest.

     7. This Agreement shall be for the benefit of the shareholders of Victoria and may not be amended.

     IN WITNESS WHEREOF, the parties have executed and delivered this agreement.

NORWEST CORPORATION                           NORWEST BANK MINNESOTA,
                                              NATIONAL ASSOCIATION


By:                                           By:
    -----------------------------------           ---------------------------
Its:                                          Its:
     ----------------------------------            --------------------------

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026
Attn: Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Victoria Bankshares, Inc., a Texas corporation ("Victoria").

     Pursuant to an Agreement and Plan of Merger, dated as of November   , 1995
(the "Agreement"), between Victoria and Norwest Corporation, a Delaware corporation ("Norwest"), and Norwest Sub Corporation, a Texas corporation ("Newco"), it is contemplated that Newco, a wholly-owned subsidiary of Norwest, will merge with and into Victoria (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $1.00 per share, of Victoria ("Victoria Common Stock") owned by me immediately prior to the Effective Time (as defined in the Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Victoria Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Victoria and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) any such shares of Stock are sold at a time when I am not an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Norwest has met the requirements of paragraph (c) of Rule 144, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel reasonably acceptable to Norwest or a "no action" letter obtained by the undersigned from the staff of the Commission to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

     I have carefully read this letter agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Victoria.

                                            Sincerely,

                                            ---------------------------------

                                                                       EXHIBIT C

               BancOne Corporation
           Bank of Boston Corporation
           BankAmerica Corporation
           Barnett Banks, Inc.
           Boatmen's Bancshares
           Comerica, Inc.
           CoreStates Financial Corporation
           First Bank System, Inc.
           First Interstate
           First of America Bank Corporation
           First Union Corporation
           Fleet Financial
           KeyCorp
           Mellon Bank Corporation
           National City Corporation
           Nations Bank
           PNC Financial Corporation
           Suntrust Banks, Inc.
           U.S. Bancorp
           Wachovia Corporation
           Wells Fargo

                                                                       EXHIBIT D

November   , 1995

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Ladies and Gentlemen:

     We understand that Norwest Corporation ("Norwest") and Victoria Bankshares, Inc. (the "Company") intend to enter into an Agreement and Plan of Merger (the "Agreement") providing for a business combination between the Company and a wholly-owned subsidiary of Norwest (the "Business Combination"), in which all of the outstanding shares of capital stock of the Company will be exchanged for shares of common stock of Norwest.

     The undersigned is a shareholder of the Company and is entering into this letter agreement to induce Norwest to consummate the proposed transaction in accordance with the terms of the Agreement.

     The undersigned confirms its agreement with you as follows:

     1. The undersigned represents and warrants that Schedule I attached hereto sets forth the shares of the Company's capital stock of which the undersigned is the record or beneficial owner and that the undersigned is on the date hereof the lawful owner of the number of shares set forth therein, free and clear of all voting agreements and commitments of any kind and free and clear of all liens and encumbrances except as set forth in Schedule I. Except as set forth in
Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the Company's capital stock (by exercise of stock options, warrants or otherwise) or any interest therein or any voting rights with respect to any additional shares.

     2. The undersigned agrees that the undersigned will not contract to sell, or otherwise transfer or dispose of any shares of the Company's capital stock or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Business Combination, or
(ii) with the prior written consent of Norwest.

     3. The undersigned agrees that all shares of the Company's capital stock beneficially owned by the undersigned at the record date for any meeting of stockholders of the Company called to consider and vote on the Business Combination will be voted by the undersigned in favor of the Business Combination.

     This letter agreement shall terminate upon the termination of the Agreement to be entered into with respect to the Business Combination, or by either party upon notice to the other if the Business Combination has not been consummated by September 30, 1996.

     Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

                                            Very truly yours,

                                            -----------------------------
Confirmed: November   , 1995

NORWEST CORPORATION

By:
    ----------------------------
Its:
     ---------------------------

                                   APPENDIX B

                    OPINION OF J. P. MORGAN SECURITIES INC.

[Date of Proxy Statement]

The Board of Directors
Victoria Bankshares, Inc.
One O'Connor Plaza
Victoria, Texas 77902

Attn: Charles R. Hrdlicka
     Chairman and Chief Executive Officer

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of Victoria Bankshares, Inc. (the "Company") of the exchange ratio of 1.05 shares of common stock of Norwest Corporation ("Norwest") to be paid for each share of common stock of the Company (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of November 12, 1995 (the "Merger Agreement"), among the Company, Norwest and a subsidiary of Norwest (the "Acquisition Subsidiary"). Pursuant to the Merger Agreement, the Acquisition Subsidiary will merge with and into the Company, and the Company will become a wholly-owned subsidiary of Norwest (the "Merger").

     Please be advised that while certain provisions of the Merger are summarized above, the terms of the Merger are more fully described in the Merger Agreement. As a result, the description of the Merger and certain other information contained herein is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Merger Agreement.

     In arriving at our opinion, we have reviewed (i) the Merger Agreement, (ii) the Proxy Statement-Prospectus of the Company and Norwest; (iii) the audited annual financial statements of the Company and Norwest for the fiscal years ended December 31, 1994 and December 31, 1993 and the unaudited financial statements of the Company and Norwest for the period ended December 31, 1995;
(iv) current and historical market prices of the common stock of the Company and Norwest; (v) certain publicly available information concerning the business of the Company and Norwest and of certain other companies engaged in business comparable to the Company and Norwest, and the reported prices for certain other companies' securities deemed comparable; (vi) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other relevant business combinations.

     In addition, we have held discussions with certain members of the management of the Company and Norwest with respect to certain aspects of the Transaction, the past and current business operations of the Company and Norwest, the financial condition and future prospects and operations of the Company and Norwest, the effects of the Merger on the financial condition and future prospects of the Company and Norwest, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In performing such analysis, we have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion. Our view is based on (i) our consideration of the information the Company and Norwest have supplied to us to date, (ii) our understanding of the terms upon which the Company and Norwest intend to consummate the Merger, (iii) the currently contemplated capital structure and the anticipated credit standing of Norwest upon consummation of the Merger, (iv) our application of sound investment banking analysis premised on analyzing the long-term value of the Company, and (v) the consummation of the Merger within the time periods contemplated by the Merger Agreement.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Norwest or otherwise reviewed by J.P. Morgan, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Norwest to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

     We are expressing no opinion herein as to the price at which the common stock of Norwest will trade at any further time or as to the effect of the Merger on the trading price of the common stock of Norwest. Such trading price may be affected by a number of factors, including but not limited to (i) the total or partial disposition of the common stock of Norwest by shareholders within a short period of time after the effective date of the Merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets,
(iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or Norwest, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely execution of all necessary agreements to complete the Merger on terms and conditions that are acceptable to all parties at interest.

     We have acted as financial advisor to the Company with respect to the proposed Merger and have received a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company. J.P. Morgan and its affiliates have maintained banking and other relationships with Norwest, including acting as underwriter for Norwest. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of the Company or Norwest for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio to be received by the Company in the proposed Merger is fair, from a financial point of view, to the common shareholders of the Company.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may not be used, disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company, but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                            Very truly yours,

                                            J.P. MORGAN SECURITIES INC.

                                            By:
                                              Name: Gail M. Rogers
                                              Title: Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:      Parenthetical references to exhibits in the description of
               Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.14, 3.2, 4.1 and 4.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1     --   Agreement and Plan of Merger dated November 12, 1995 among
               Victoria Bankshares, Inc., Norwest Corporation and Norwest Sub
               Corporation (included in Proxy Statement-Prospectus as Appendix
               A).

  3.1     --   Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form
               8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current
               Report on Form 8-K dated July 3, 1995).

  3.1.1   --   Certificate of Designations of Powers, Preferences, and Rights
               of Norwest ESOP Cumulative Convertible Preferred Stock
               (incorporated by reference to Exhibit 4 to Norwest's Quarterly
               Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2   --   Certificate of Designations of Powers, Preferences, and Rights
               of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3   --   Certificate of Designations of Powers, Preferences, and Rights
               of Norwest 1995 ESOP Cumulative Convertible Preferred Stock
               (incorporated by reference to Exhibit 4 to Norwest's Quarterly
               Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4   --   Certificate eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B
               (incorporated by reference to Exhibit 3(a) to Norwest's Current
               Report on Form 8-K dated November 1, 1995).

  3.2     --   By-Laws, as amended (incorporated by reference to Exhibit 4(c)
               to Norwest's Quarterly Report on Form 10-Q for the quarter ended
               March 31, 1991).

  4       --   Rights Agreement, dated as of November 22, 1988, between Norwest
               Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.1     --   Certificate of Adjustment, dated July 21, 1989, to Rights
               Agreement (incorporated by reference to Exhibit 3 to Norwest's
               Form 8 dated July 21, 1989).

  4.2     --   Certificate of Adjustment, dated June 28, 1993, to Rights
               Agreement (incorporated by reference to Exhibit 4 to Norwest's
               Form 8-A/A dated June 29, 1993).

  5       --   Opinion of Stanley S. Stroup, counsel to Norwest.

  8       --   Form of Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

  23.1    --   Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

  23.2    --   Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

  23.3    --   Consent of KPMG Peat Marwick LLP.

  23.4    --   Consent of Arthur Andersen LLP.

  24      --   Powers of Attorney.

  99      --   Form of proxy for Special Meeting of Shareholders of Victoria
               Bankshares, Inc.

ITEM 22.     UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement
              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on February 15, 1996.

                                       NORWEST CORPORATION

                                       By: /s/ Richard M. Kovacevich
                                           -------------------------------------
                                           Richard M. Kovacevich
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on February 15, 1996 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich                                     President and Chief Executive Officer
---------------------------------                             (Principal Executive Officer)
    Richard M. Kovacevich

/s/ John T. Thornton                                          Executive Vice President and Chief
---------------------------------                                Financial Officer
    John T. Thornton                                          (Principal Financial Officer)


/s/ Michael A. Graf                                           Senior Vice President and Controller
---------------------------------                             (Principal Accounting Officer)
    Michael A. Graf


DAVID A. CHRISTENSEN               )
GERALD J. FORD                     )
PIERSON M. GRIEVE                  )
CHARLES M. HARPER                  )
WILLIAM A. HODDER                  )
LLOYD P. JOHNSON                   )                               A majority of the
REATHA CLARK KING                  )                               Board of Directors*
RICHARD M. KOVACEVICH              )
RICHARD S. LEVITT                  )
RICHARD D. McCORMICK               )
CYNTHIA H. MILLIGAN                )
IAN M. ROLLAND                     )
STEPHEN E. WATSON                  )
MICHAEL W. WRIGHT                  )

____________________

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                                   /s/ Richard M. Kovacevich
                                                   -----------------------------
                                                       Richard M. Kovacevich
                                                       Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                                                                                   Form of
Number                                  Description*                                                                      Filing
------                                  ------------                                                                      ------
   2.1       Agreement and Plan of Merger dated November 12, 1995 among Victoria Bankshares, Inc., Norwest Corporation and Norwest Sub Corporation (included in Proxy Statement-Prospectus as Appendix A).

   3.1       Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's
             Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated
             July 3, 1995).

   3.1.1     Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible
             Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1994).

   3.1.2     Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred
             Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9,
             1995).

   3.1.3     Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible
             Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1995).

   3.1.4     Certificate eliminating the Certificate of Designations with respect to the Cumulative Convertible
             Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-
             K dated November 1, 1995).

   3.2       By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q
             for the quarter ended March 31, 1991).

   4         Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A.
             (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

   4.1       Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

Exhibit                                                                                                 Form of
Number                              Description*                                                        Filing
------                              ------------                                                        ------
   4.2           Certificate of Adjustment, dated June 28, 1993, to Rights
                 Agreement (incorporated by reference to Exhibit 4 to Norwest's
                 Form 8-A/A dated June 29, 1993).

   5             Opinion of Stanley S. Stroup, counsel to Norwest.                                    Electronic
                                                                                                     Transmission

   8             Form of Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.                      Electronic
                                                                                                     Transmission

  23.1           Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

  23.2           Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.                              Electronic
                                                                                                     Transmission

  23.3           Consent of KPMG Peat Marwick LLP.                                                    Electronic
                                                                                                     Transmission

  23.4           Consent of Arthur Andersen LLP.                                                      Electronic
                                                                                                     Transmission

  24             Powers of Attorney.                                                                  Electronic
                                                                                                     Transmission

  99             Form of proxy for Special Meeting of Shareholders of                                 Electronic
                 Victoria Bankshares, Inc.                                                           Transmission

________________________

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.